UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

MEDNAX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1301 Concord Terrace

Sunrise, Florida 33323-2825

(954) 384-0175

March 25, 2011

Dear MEDNAX Shareholder:

You are cordially invited to attend the 2011 Annual Shareholders’ Meeting of MEDNAX, Inc. (“MEDNAX”) on Thursday, May 5, 2011, beginning at 10:00 a.m., EDT, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326.

At the annual meeting, we will ask you to vote on the election of Roger J. Medel, M.D., Cesar L. Alvarez, Waldemar A. Carlo, M.D., Michael B. Fernandez, Roger K. Freeman, M.D., Paul G. Gabos, Dany Garcia, Pascal J. Goldschmidt, M.D., Manuel Kadre, Donna E. Shalala, Ph.D. and Enrique J. Sosa, Ph.D. to MEDNAX’s Board of Directors, to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year, to conduct an advisory vote regarding executive compensation, to conduct an advisory vote on the frequency of holding future advisory votes on executive compensation and to consider and act upon any other business properly brought before the meeting. Please vote on all the matters described in our Proxy Statement. Your Board of Directors unanimously recommends a vote “FOR” the election of each of the 11 nominees for Director stated above, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year, “FOR” the approval of the compensation of our named executive officers, and to hold future advisory votes on executive compensation every three years.

Under the rules of the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) on or about March 25, 2011, to MEDNAX’s shareholders of record on March 8, 2011. The E-Proxy Notice contains instructions for your use of this process, including how to access our Proxy Statement and Annual Report and how to vote online. In addition, the E-Proxy Notice contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

Whether or not you plan to attend in person, it is important that your shares be represented and voted at the annual meeting. You may vote your shares over the Internet as described in the E-Proxy Notice. As an alternative, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. Voting by telephone, over the Internet or by mailing a proxy card will not limit your right to attend the annual meeting and vote your shares in person.

We appreciate your continued support of our Company.

Sincerely,

Roger J. Medel, M.D.

Chief Executive Officer

MEDNAX, INC.

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2011

To the Shareholders of MEDNAX, Inc.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Shareholders’ Meeting of MEDNAX, Inc., a Florida corporation (“MEDNAX”), will be held at 10:00 a.m., EDT, on Thursday, May 5, 2011, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326, for the following purposes, as more fully described in our Proxy Statement:

•

to elect Roger J. Medel, M.D., Cesar L. Alvarez, Waldemar A. Carlo, M.D., Michael B. Fernandez, Roger K. Freeman, M.D., Paul G. Gabos, Dany Garcia, Pascal J. Goldschmidt, M.D., Manuel Kadre, Donna E. Shalala, Ph.D. and Enrique J. Sosa, Ph.D. as Directors, each for a term expiring at the next annual meeting or until his or her successor has been duly elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year;

•	to cast an advisory vote approving the Company’s executive compensation;

•	to cast an advisory vote on the frequency of holding future advisory votes on executive compensation; and

•	to consider and act upon such other business as may properly come before the annual meeting.

The Board of Directors of MEDNAX has fixed the close of business on March 8, 2011, as the record date for determining those shareholders entitled to notice of, to attend and to vote at the meeting and any postponement or adjournment thereof.

Whether or not you plan to attend, please vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”). As an alternative, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. Shareholders who vote over the Internet, following the instructions provided in the E-Proxy Notice, who return proxy cards by mail or vote by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of the Board of Directors,

Thomas W. Hawkins

Senior Vice President,

General Counsel and Secretary

Sunrise, Florida

March 25, 2011

(i)

(ii)

MEDNAX, INC.

1301 Concord Terrace

Sunrise, Florida 33323-2825

PROXY STATEMENT

We are furnishing this Proxy Statement and related materials to MEDNAX’s shareholders as part of the solicitation of proxies by MEDNAX’s Board of Directors for use at MEDNAX’s 2011 Annual Shareholders’ Meeting and at any postponement or adjournment of the meeting. As used in this Proxy Statement, unless the context otherwise requires, the terms “MEDNAX,” “we,” “us,” “our” and the “Company” refer to the parent company, MEDNAX, Inc., a Florida corporation, and the consolidated subsidiaries through which its businesses are actually conducted.

On December 31, 2008, Pediatrix Medical Group, Inc., a Florida corporation (“Pediatrix”) and MEDNAX completed a holding company formation transaction that established MEDNAX as the parent company of Pediatrix, now known as MEDNAX Services, Inc. Throughout this Proxy Statement, when we refer to MEDNAX or to the Company in reference to activities that occurred prior to the reorganization on December 31, 2008, we are referring to Pediatrix, and when we refer to the Company in reference to activities occurring after the reorganization, we are referring to MEDNAX, except to the extent the context otherwise indicates. As a result of the reorganization, the common stock of MEDNAX replaced the common stock of Pediatrix. Additionally, the Board of Directors and Executive Officers for Pediatrix became the Board of Directors and Executive Officers for MEDNAX, and the compensation policies of Pediatrix became the compensation policies of MEDNAX.

Under the rules and regulations of the Securities and Exchange Commission, we are furnishing our proxy materials to our shareholders over the Internet and providing a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) by mail instead of mailing a printed copy of our proxy materials, which include our Proxy Statement and Annual Report, to all MEDNAX shareholders. The E-Proxy Notice will instruct you on how you may access and review all of the important information contained in the proxy materials. The E-Proxy Notice also instructs you how you may submit your proxy via the Internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the E-Proxy Notice.

We are mailing the E-Proxy Notice on or about March 25, 2011, to MEDNAX’s shareholders of record on March 8, 2011.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What Is the Date, Time and Place of the Annual Meeting?

MEDNAX’s 2011 Annual Shareholders’ Meeting will be held on Thursday, May 5, 2011, beginning at 10:00 a.m., EDT, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326.

What Is the Purpose of the Annual Meeting?

At the annual meeting, MEDNAX’s shareholders will be asked to:

•	elect 11 Directors, each for a term expiring at the next annual meeting or until his or her successor has been duly elected and qualified;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year;

•	cast an advisory vote regarding executive compensation;

•	cast an advisory vote on the frequency of holding future advisory votes on executive compensation; and

•	consider and act upon such other business as may properly come before the meeting.

Who Is Entitled to Vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 8, 2011, the record date for the meeting, are entitled to notice of, to attend and to vote at the annual meeting, or any postponements or adjournments of the meeting. At the close of business on the record date, 48,024,694 shares of our common stock were issued and outstanding and were held by approximately 249 holders of record.

What Are the Voting Rights of MEDNAX’s Shareholders?

MEDNAX’s shareholders have one vote per share of MEDNAX common stock owned on the record date for each matter properly presented at the annual meeting. For example, if you owned 100 shares of our common stock on the close of business on March 8, 2011, you can cast 100 votes for each matter properly presented at the annual meeting.

What Constitutes a Quorum?

A quorum will be present at the meeting if holders of a majority of the issued and outstanding shares of our common stock on the record date are represented at the meeting in person or by proxy. If a quorum is not present at the meeting, MEDNAX expects to postpone or adjourn the meeting to solicit additional proxies. Abstentions, including broker non-votes (as described below), will be counted as shares present and entitled to vote for the purposes of determining the presence or absence of a quorum.

What Are “Broker Non-Votes”?

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the shareholder and the firm does not have the authority to vote the shares at its discretion. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the appointment of independent auditors. The election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation are considered “non-routine” matters under the New York Stock Exchange rules. In addition, other matters may properly be brought before the meeting that may be considered “non-routine” under the applicable New York Stock Exchange rules. Shares held by a brokerage firm will not be voted on such non-routine matters by a brokerage firm unless it has received voting instructions from the shareholder and, accordingly, any such shares will be “broker non-votes.”

How Are Abstentions and Broker Non-Votes Treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast either in favor of or against the election of the nominees for Director, the advisory vote on executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation. Abstentions will not be counted as votes cast either in favor of or against the ratification of the appointment of our independent auditors.

Will My Shares Be Voted if I Do Not Provide My Proxy?

If your shares are held in the name of a brokerage firm, they will not be voted by the brokerage firm except as described above if you do not give the brokerage firm specific voting instructions. If you are a registered shareholder and hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the meeting.

How Do I Vote?

You can vote in any of the following ways:

To vote via the Internet:

•	Follow the instructions on your proxy card and the E-Proxy Notice; and

•	Vote your shares as instructed on your proxy card and E-Proxy Notice.

To vote by telephone if you are a registered shareholder who received a paper proxy card:

•	Dial 1-800-690-6903 from any touch-tone telephone at any time up until 11:59 p.m. EDT on May 4, 2011; and

•	Have your proxy card in hand and follow the instructions given to you on the line.

To vote by mail if you are a registered shareholder who received a paper proxy card:

•	Mark, sign and date your proxy card; and

•	Return it in the envelope provided.

To vote if you hold your shares in “street name,” follow the instructions of your bank or broker or vote in person as described below.

To vote in person if you hold your shares in “street name”:

•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

To vote in person if you are a registered shareholder:

•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Deliver your completed proxy card or ballot in person.

What Vote Is Required for the Proposals?

Assuming that a quorum is present at the annual meeting, Director nominees receiving the greatest number of affirmative votes from holders of our common stock will be elected as Directors of MEDNAX.

Assuming that a quorum is present, ratification of the appointment of our independent registered certified public accounting firm and the approval of the compensation of our named executive officers each requires a majority of the votes cast on the proposal at the annual meeting.

Assuming that a quorum is present, the recommendation of the shareholders for the frequency of holding future advisory votes on executive compensation will be that choice which receives a plurality of the votes cast.

How Does the Board of Directors Recommend I Vote on the Proposals?

The Board of Directors recommends that you vote:

•	“FOR” the election of each of the 11 nominees for Director named in this Proxy Statement;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year;

•	“FOR” the approval of the compensation of our named executive officers; and

•	to hold future advisory votes on executive compensation every three years.

How Will My Proxy Holders Vote?

The enclosed proxy designates Roger J. Medel, M.D., our Chief Executive Officer, Thomas W. Hawkins, our Senior Vice President, General Counsel and Secretary, and Vivian Lopez-Blanco, our Chief Financial Officer and Treasurer, each with full power of substitution, to hold your proxy and vote your shares. Dr. Medel, Mr. Hawkins and Ms. Lopez-Blanco will vote all shares of our common stock represented by proxies properly submitted via telephone or the Internet or properly executed proxies received in time for the annual meeting in the manner specified by the holders of those shares. Dr. Medel, Mr. Hawkins and Ms. Lopez-Blanco intend to vote all shares of our common stock represented by proxies properly submitted via telephone, or the Internet, or that are properly executed by the record holder but otherwise do not contain voting instructions, as follows:

•	“FOR” the election of each of the 11 nominees for Director named in this Proxy Statement;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year;

•	“FOR” the approval of the compensation of our named executive officers;

•	to hold future advisory votes on executive compensation every three years; and

•	in accordance with the recommendation of MEDNAX’s Board of Directors, “FOR” or “AGAINST” all other matters as may properly come before the annual meeting.

Can I Change My Vote After I Have Voted?

Voting by telephone, over the Internet or by mailing a proxy card does not preclude a shareholder from voting in person at the meeting. A shareholder may revoke a proxy, whether submitted via telephone, the Internet or mailed, at any time prior to its exercise by filing with MEDNAX’s Secretary a duly executed revocation of proxy, by properly submitting, either by telephone, mail or Internet, a proxy to MEDNAX’s Secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not itself constitute revocation of a proxy.

Who Pays for the Preparation of the Proxy Statement?

MEDNAX will bear the cost of the solicitation of proxies from its shareholders, including preparing, printing and mailing this Proxy Statement, should you request a printed copy of the proxy materials, and the E-Proxy Notice. In addition to solicitations by mail, MEDNAX’s Directors, officers and employees, and those of its subsidiaries and affiliates, may solicit proxies from shareholders by telephone or other electronic means or in person but will receive no additional compensation for soliciting such proxies. MEDNAX will cause banks and brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such banks, brokerage firms, custodians, nominees and fiduciaries. MEDNAX will reimburse such banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

PROPOSAL 1: ELECTION OF MEDNAX’S DIRECTORS

MEDNAX’s Articles of Incorporation and Bylaws, each as amended and restated, provide that the number of Directors constituting MEDNAX’s Board of Directors will be determined from time to time by resolution adopted by MEDNAX’s Board of Directors. MEDNAX’s Board of Directors currently consists of 11 members.

Upon the recommendation of the Nominating and Corporate Governance Committee, the nominees for Director to be elected at the annual meeting in 2011 by the holders of our common stock are as follows:

•	Roger J. Medel, M.D., who has served as a Director since 1979;

•	Cesar L. Alvarez, who has served as Chairman of the Board of Directors since May 2004 and as a Director since March 1997;

•	Waldemar A. Carlo, M.D., who has served as a Director since June 1999;

•	Michael B. Fernandez, who has served as a Director since October 1995;

•	Roger K. Freeman, M.D., who has served as a Director since May 2002;

•	Paul G. Gabos, who has served as a Director since November 2002;

•	Dany Garcia, who has served as a Director since November 2008;

•	Pascal J. Goldschmidt, M.D., who has served as a Director since March 2006;

•	Manuel Kadre, who has served as a Director since May 2007;

•	Donna E. Shalala, Ph.D., who has served as a Director since May 2010; and

•	Enrique J. Sosa, Ph.D., who has served as a Director since May 2004.

Please see below under “Directors and Executive Officers” for the biographies of these nominees for Director.

Each Director elected will serve for a term expiring at MEDNAX’s 2012 Annual Meeting of Shareholders, which is expected to be held in May 2012, or until his or her successor has been duly elected and qualified.

MEDNAX’s Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, proxies will be voted for the remaining nominees and for such other person as may be designated by MEDNAX’s Board of Directors, unless the proxies provide otherwise.

If a quorum is present at the annual meeting, the 11 nominees receiving the highest number of votes “FOR” election will be elected to the Board of Directors of MEDNAX. Proxies will be voted “FOR” all such nominees absent contrary instructions.

MEDNAX’s Board of Directors recommends a vote “FOR” the election of each of the 11 nominees for Director.

GOVERNANCE AND RELATED MATTERS

Our business, property and affairs are managed under the direction of our Board of Directors, except with respect to those matters reserved for our shareholders. Our Board of Directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our Board of Directors’ mission is to further the long-term interests of our shareholders. Members of the Board of Directors are kept informed of MEDNAX’s business through discussions with MEDNAX’s management, primarily at meetings of the Board of Directors and its committees, and through reports and analyses presented to them. Significant communications between our Directors and senior management occur apart from such meetings.

Questions and Answers About Our Corporate Governance Practices

What Committees Have Our Board of Directors Established?

The standing committees of MEDNAX’s Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Medical Science and Technology Committee. Copies of the charters for these committees, as well as our corporate governance principles, are available on our Website at www.mednax.com. Our Internet Website and the information contained therein, other than material expressly referred to in this Proxy Statement, or connected thereto are not incorporated into this Proxy Statement. A copy of our committee charters and corporate governance principles are also available upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, Florida 33323.

How Many Times Did Our Board of Directors Meet During 2010?

During 2010, MEDNAX’s Board of Directors held eight meetings and took various actions by unanimous written consent. Committees of the Board of Directors held a combined total of 21 meetings and also took actions by unanimous written consent. Each Director attended at least 75% of the total number of meetings of MEDNAX’s Board of Directors and its committees held during 2010 during the period he or she was a member thereof. Although MEDNAX has no formal policy with respect to its Directors’ attendance at MEDNAX’s annual shareholders’ meetings, in 2010 all of our Directors attended the annual shareholders’ meeting.

Are a Majority of Our Directors Independent?

Our Board of Directors has reviewed information about each of our non-employee Directors and made the determination that we have a majority of independent Directors on our Board of Directors. In arriving at this conclusion, our Board of Directors made the affirmative determination that each of Drs. Carlo and Freeman, Ms. Garcia and Messrs. Alvarez, Fernandez, Gabos, Sosa and Kadre meet the Board of Directors’ previously adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules. In making this determination, the Board of Directors considered transactions and relationships between each Director or any member of his or her immediate family and MEDNAX and its subsidiaries and affiliates. These transactions consisted of the payment of travel and entertainment expenses for the spouses of our Directors in connection with our Board of Directors’ annual board retreat and meetings and those transactions reported below under “Certain Relationships and Related Party Transactions — Transactions with Related Persons.” Our Board of Directors also considered the relationships reported below under “Certain Relationships and Related Party Transactions — Compensation Committee Interlocks and Insider Participation.” Our Board of Directors determined that each of these transactions and relationships was within the New York Stock Exchange standards and our categorical standards and that none of the transactions or relationships affected the independence of the Director involved. Our adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules are contained in our corporate governance principles, a copy of which is available on our Website at www.mednax.com.

Who Is the “Chairman of the Board” or “Presiding Director”?

To assist the Board of Directors in fulfilling its obligations, following each annual meeting of the shareholders, MEDNAX’s Board of Directors designates a non-management Director as “Chairman of the Board” or, alternatively, as “Presiding Director.” MEDNAX separates the roles of Chief Executive Officer and Chairman of the Board or Presiding Director in recognition of the differences between the two roles. The Chief Executive Officer is responsible for determining the strategic direction for the Company and the day-to-day leadership and performance of the Company. The principal responsibility of the Chairman of the Board or Presiding Director is to serve as chief administrative liaison between independent Directors and MEDNAX management and to monitor implementation of Board of Directors’ directives and actions. At least once a year, the Chairman of the Board or Presiding Director also presides over meetings of our independent Directors. Following our 2010 annual meeting of shareholders, our Board of Directors appointed Mr. Alvarez to serve as Chairman of the Board.

What Role Does the Board of Directors Serve in Risk Oversight for the Company?

The Board of Directors provides oversight of the Company’s risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, regulatory, legal and strategic risks and mitigation strategies for such risks. In addition, as reflected in the Audit Committee Charter, the Board of Directors has delegated to the Audit Committee responsibility to oversee, discuss and evaluate the Company’s policies and guidelines with respect to risk assessment and risk management, including internal control over financial reporting. As appropriate, the Audit Committee provides reports to and receives direction from the full Board of Directors regarding the Company’s risk management policies and guidelines, as well as the Audit Committee’s risk oversight activities.

How Can Shareholders Communicate with the Board of Directors?

Anyone who has a concern about MEDNAX’s conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chairman of the Board of Directors (or Presiding Director), our non-management Directors, the Chairman of the Audit Committee or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Chief Compliance Officer, MEDNAX, Inc., 1301 Concord Terrace, Sunrise, Florida 33323, or reported by phone at 877-835-5764. All such concerns will be forwarded to the appropriate Directors for their review, and will be simultaneously reviewed and addressed by the Company’s General Counsel or Chief Compliance Officer in the same way that other concerns are addressed by us. MEDNAX’s Code of Conduct, which is discussed below, prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Has MEDNAX Adopted a Code of Conduct?

MEDNAX has adopted a Code of Conduct that applies to all Directors, officers, employees and independent contractors of MEDNAX and its affiliated medical practices. MEDNAX intends to disclose any amendments to, or waivers from, any provision of the Code of Conduct that applies to any of MEDNAX’s executive officers or Directors by posting such information on our Website at www.mednax.com.

MEDNAX has also adopted a Code of Professional Conduct — Finance that applies to all employees with access to, and responsibility for, matters of finance and financial management, including MEDNAX’s Chief Executive Officer and Chief Financial Officer and Treasurer. MEDNAX intends to disclose any amendments to, or waivers from, any provision of the Code of Conduct that applies to any of MEDNAX’s Chief Executive Officer, Chief Financial Officer and Treasurer, principal accounting officer or controller or persons performing similar functions by posting such information on our Website at www.mednax.com.

Copies of our Code of Conduct and the Code of Professional Conduct — Finance are available on our Website at www.mednax.com and upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, Florida 33323.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MEDNAX’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate such report by reference.

We act under a written charter that has been adopted by MEDNAX’s Board of Directors. While we have the responsibilities set forth in this charter, it is not our duty to plan or conduct audits or to determine that MEDNAX’s financial statements are complete, accurate or in compliance with generally accepted accounting principles. This is the responsibility of MEDNAX’s management and independent auditors.

Our primary function is to assist the Board of Directors in their evaluation and oversight of the integrity of MEDNAX’s financial statements and internal control over financial reporting, the qualifications and independence of MEDNAX’s independent auditors and the performance of MEDNAX’s audit functions. In addition, while we are also responsible for assisting the Board of Directors in their evaluation and oversight of MEDNAX’s compliance with applicable laws and regulations, it is not our duty to assure compliance with such laws and regulations or MEDNAX’s Compliance Plan and related policies. We are also responsible for overseeing, discussing and evaluating MEDNAX’s guidelines, policies and processes with respect to risk assessment and risk management and the steps management has taken to monitor and control risk exposure, and we advise the Board of Directors with respect to such matters, as appropriate.

We also oversee MEDNAX’s auditing, accounting and financial reporting processes generally. Management is responsible for MEDNAX’s financial statements and the financial reporting process, including the system of internal controls. We also review the preparation by management of MEDNAX’s quarterly and annual financial statements. MEDNAX’s independent auditors, who are accountable to us, are responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of MEDNAX in conformity with accounting principles generally accepted in the United States. MEDNAX’s independent auditors are also responsible for auditing and reporting on the effective operation of MEDNAX’s internal control over financial reporting. We are responsible for retaining MEDNAX’s independent auditors, and maintain sole responsibility for their compensation, oversight and termination. We are also responsible for pre-approving all non-audit services to be provided by the independent auditors, and on an annual basis discussing with the independent auditors all significant relationships they have with MEDNAX to determine their independence.

In fulfilling our oversight role, we met and held discussions with MEDNAX’s management and independent auditors. Management advised us that MEDNAX’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements for the fiscal year ended December 31, 2010. In addition, we reviewed and discussed the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of MEDNAX’s periodic reports, key accounting and reporting issues and the scope, adequacy and assessments of MEDNAX’s internal controls and disclosure controls and procedures with management and MEDNAX’s independent auditors. We discussed privately with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed pursuant to U.S. Auditing Standards AU Section 380 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The independent auditors also provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors matters relating to their independence. We also reviewed a report by the independent auditors describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal-quality control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and the independent auditors of MEDNAX’s audited consolidated financial statements and internal controls over financial reporting and the independent auditors’ report on such financial statements and their evaluation of MEDNAX’s internal controls over financial reporting, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010, be included in MEDNAX’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors.

Paul G. Gabos

Dany Garcia

Manuel Kadre

Enrique J. Sosa, Ph.D.

Report of the Compensation Committee

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MEDNAX’s filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

In fulfilling our role, we met and held discussions with MEDNAX’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors.

Michael B. Fernandez

Waldemar A. Carlo, M.D.

Manuel Kadre

DIRECTORS AND EXECUTIVE OFFICERS

MEDNAX’s Directors and Executive Officers

MEDNAX’s Directors and Executive Officers are as follows:

Name	Age	Position with MEDNAX
Roger J. Medel, M.D. (1)	64	Chief Executive Officer and Director
Cesar L. Alvarez (1)	63	Chairman of the Board of Directors
Waldemar A. Carlo, M.D. (3)(5)	58	Director
Michael B. Fernandez (3)(4)	58	Director
Roger K. Freeman, M.D. (4)(5)	75	Director
Paul G. Gabos (1)(2)	45	Director
Dany Garcia (2)(4)	42	Director
Pascal J. Goldschmidt, M.D. (5)	56	Director
Manuel Kadre (2)(3)	45	Director
Donna E. Shalala, Ph.D.	70	Director
Enrique J. Sosa, Ph.D. (2)(4)	70	Director
Joseph M. Calabro	50	President and Chief Operating Officer
David A. Clark	44	Chief Operating Officer, Pediatrix Division
Thomas W. Hawkins	49	Senior Vice President, General Counsel and Secretary
Vivian Lopez-Blanco	53	Chief Financial Officer and Treasurer
Frederick V. Miller, M.D.	55	President, Pediatrix Division
Karl B. Wagner	45	President, American Anesthesiology

(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee. Ms. Garcia was a member of the Nominating and Corporate Governance Committee until May 2010.
(5)	Member of the Medical Science and Technology Committee.

Roger J. Medel, M.D., has been a Director of the Company since he co-founded it in 1979. Dr. Medel served as the Company’s President until May 2000 and as Chief Executive Officer until December 2002. In March 2003, Dr. Medel reassumed the position of President, serving in that position until May 2004, and Chief Executive Officer, a position in which he continues to serve today. Dr. Medel is a member of the Board of Trustees of the University of Miami. Dr. Medel participates as a member of several medical and professional organizations and, from June 2006 to April 2009 served on the Board of Directors of MBF Healthcare Acquisition Corp. The Board of Directors has concluded that Dr. Medel’s qualifications to serve on the Board include his experience as our Chief Executive Officer and founder of the Company and a physician with training and experience in the Company’s historical base service line of neonatology.

Cesar L. Alvarez has been a Director since March 1997 and was elected as Chairman of the Board of Directors in May 2004. Mr. Alvarez has served since January 2010 as the Executive Chairman of the international law firm of Greenberg Traurig, P.A. and previously served as its Chief Executive Officer from 1997 until his election as Executive Chairman. Mr. Alvarez also serves on the Board of Directors of Watsco, Inc. and Fairholme Funds, Inc. Mr. Alvarez served as a director of Atlantis Plastics, Inc. from 1995 until 2008 and as a director of New River Pharmaceuticals, Inc. from 2004 until 2007. The Board of Directors has concluded that Mr. Alvarez’s qualifications to serve on the Board include his management experience as the current Executive Chairman and as former Chief Executive Officer of one of the nation’s largest law firms with professionals providing services in multiple locations across the country as well as his many years of corporate governance experience, both counseling and serving on the Boards of Directors of other publicly traded companies.

Waldemar A. Carlo, M.D., was elected as a Director in June 1999. Dr. Carlo has served as Professor of Pediatrics and Director of the Division of Neonatology at the University of Alabama School of Medicine since 1991. Dr. Carlo also has served as Director of Newborn Nurseries at the University of Alabama Medical Center and the Children’s Hospital of Alabama since 1991. Dr. Carlo participates as a member of several medical and professional organizations. He has received numerous research awards and grants and has lectured extensively, both nationally and internationally. The Board of Directors has concluded that Dr. Carlo’s qualifications to serve on the Board include his experience as a nationally known Professor of Neonatology leading one of the nation’s largest academic neonatal practices as well as his experience performing scientific research and developing and implementing educational programs for physicians.

Michael B. Fernandez was elected as a Director in October 1995. Mr. Fernandez has served as Chairman and is and has been a Managing Director of MBF Healthcare Partners, L.P., a private equity firm focused on investing in healthcare service companies, since February 2005. He is also the Chairman of Navarro Discount Pharmacies, LLC. Mr. Fernandez previously served as Chairman and Chief Executive Officer of CarePlus Health Plans Inc., a managed care HMO, from January 2003 until February 2005, as Chairman and Chief Executive Officer of Physicians Healthcare Plans, Inc., a Florida-based HMO, from 1992 until December 2002, and as Chairman and Chief Executive Officer of MBF Healthcare Acquisition Corp. from June 2006 until April 2009. Presently, Mr. Fernandez serves as a member of the Board of Trustees of the University of Miami and is on the Board of Directors of various private entities, including Healthcare Atlantic, Inc., a holding company that operates various health care entities. The Board of Directors has concluded that Mr. Fernandez’s qualifications to serve on the Board include his experience over many years as a founder, investor and executive in a variety of successful healthcare businesses (including managed care companies), his financial and marketing expertise, as well as his experience as a member of the Board of Trustees of the University of Miami.

Roger K. Freeman, M.D., was elected as a Director in May 2002. Dr. Freeman is a maternal-fetal medicine physician. In 1975, he founded Perinatal Associates of Southern California, a physician practice group that has been affiliated with the Company since we acquired Magella Healthcare Corporation (“Magella Healthcare”) in May 2001. In September 1999, Dr. Freeman retired from the private practice of medicine. Dr. Freeman has served on many national and local OB/GYN and maternal-fetal organizations. He is currently a member of the Long Beach Memorial Medical Center Foundation Board and serves on the Board of Directors of Todd Cancer Institute at Long Beach Memorial Hospital. Dr. Freeman has authored numerous articles and three books. The Board of Directors has concluded that Dr. Freeman’s qualifications to serve on the Board include his experience as a nationally known and now retired Professor of Obstetrics and Gynecology with expertise in maternal-fetal medicine as well as his experience with performing scientific research and developing and implementing educational programs for physicians.

Paul G. Gabos was elected as a Director in November 2002. Mr. Gabos has served as Chief Financial Officer of Lincare Holdings Inc. (“Lincare”) since June 1997 and previously served as Vice President — Administration for Lincare. Prior to joining Lincare in 1993, Mr. Gabos worked for Coopers & Lybrand and for Dean Witter Reynolds, Inc. The Board of Directors has concluded that Mr. Gabos’ qualifications to serve on the Board include his management experience as a senior executive and financial expertise as Chief Financial Officer a publicly traded healthcare services company and prior thereto as an investment banker with a large national firm.

Dany Garcia was elected as a Director in November 2008. Since January 2010, Ms. Garcia has been Chief Executive Officer of The Garcia Companies, a media management company. From July 2006 to December 2010, Ms. Garcia was Chairwoman and Managing Member of White Buffalo Entertainment Holdings, LLC, an entertainment production company. From 2003 to 2009, Ms. Garcia served as the Chief Executive Officer of JDM Partners, LLC, an investment advisory firm that specialized in providing investment counsel to high net worth individuals, families and corporations. Ms. Garcia also serves as a member of the University of Miami Board of Trustees. The Board of Directors has concluded that Ms. Garcia’s qualifications to serve on the Board include her experience leading an entertainment company, her financial expertise as a former Chief Executive Officer of an investment advisory firm as well as her experience as a member of the Board of Trustees of the University of Miami.

Pascal J. Goldschmidt, M.D., was elected as a Director in March 2006. Dr. Goldschmidt has been the Chief Executive Officer of the University of Miami Health System since November 2007 and the Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine since April 2006. Previously, Dr. Goldschmidt was a faculty member with the Department of Medicine at Duke University Medical Center where he served as Chairman from 2003 to 2006 and as Chief of the Division of Cardiology from 2000 to 2003. Dr. Goldschmidt currently serves on the Board of Directors of Opko Health, Inc. The Board of Directors has concluded that Dr. Goldschmidt’s qualifications to serve on the Board include his experience as a Chief Executive Officer of a healthcare and hospital system, as Dean of a premier medical school managing physicians and other healthcare professionals, as a physician trained in cardiology, as well as his experience performing scientific research and developing and implementing educational programs for physicians.

Manuel Kadre was elected as a Director in May 2007. Mr. Kadre has been the Chief Executive Officer of Gold Coast Caribbean Importers, LLC since July 2009. From 1995 until July 2009, Mr. Kadre served as Vice President, General Counsel and Secretary of CC1 Companies, Inc., which distributes Coca-Cola and other beverage products in markets throughout the Caribbean. Mr. Kadre also serves on the Board of Trustees of the University of Miami and the Board of Governors of University of Miami Hospital and previously served as a director of Equity Media Holdings Corporation from April 2007 until December 2008. The Board of Directors has concluded that Mr. Kadre’s qualifications to serve on the Board include his experience in acquiring and managing businesses, including those in regulated industries and in government relations, his financial expertise as well as his experience as a member of the Board of Trustees of the University of Miami.

Donna E. Shalala, Ph.D., was elected as a Director in May 2010. Ms. Shalala has served as the President of the University of Miami since 2001. From 1993 until 2001, Ms. Shalala served as the United States Secretary of Health and Human Services. Ms. Shalala served as Chancellor and professor of Political Science at the University of Wisconsin-Madison from 1987 to 1993 and as President and Political Science professor at Hunter College from 1980 to 1987. From 1977 to 1980, Ms. Shalala served as Assistant Secretary of the Department of Housing and Urban Development. Ms. Shalala is also a director of Gannett Co., Inc. and Lennar Corporation, and a member of the Institute of Medicine of the National Academy of Medicine. From 2001 until 2007, Ms. Shalala served as a director of UnitedHealth Group Incorporated. The Board of Directors has concluded that Ms. Shalala’s qualifications to serve on the Board include her expertise in health policy, financing and administration and her experience as the former Secretary of the United States Department of Health and Human Services as well as the current President of the University of Miami, one of the top research universities in the country.

Enrique J. Sosa, Ph.D., was elected as a Director in May 2004. Mr. Sosa, who is presently retired, served as President of BP Amoco Chemicals from January 1999 to April 1999. From 1995 to 1998, he was Executive Vice President of Amoco Corporation. Prior to joining Amoco, Mr. Sosa served as Senior Vice President of The Dow Chemical Company, President of Dow North America and a member of its Board of Directors. Mr. Sosa is currently a Director of FMC Corporation and Northern Trust Corporation. The Board of Directors has concluded that Mr. Sosa’s qualifications to serve on the Board include his management and financial expertise as a former executive officer of large international industrial businesses, his many years of experience with corporate governance, and his service on the Boards of Directors of other publicly traded companies.

Joseph M. Calabro joined the Company in January 1996 as Chief Information Officer. In January 2000 Mr. Calabro was appointed Executive Vice President, Management, in May 2000 he was appointed Chief Operating Officer and in May 2004 he was appointed President. Prior to joining the Company, Mr. Calabro served as Director of Information Technology for the Ambulatory Surgery Group of Columbia/HCA. He served in various operational and technology positions for various healthcare companies from 1987 to 1994.

David A. Clark joined the Company in May 2001 and has been Chief Operating Officer of our Pediatrix Division since August 2008 with executive officer responsibilities since January 1, 2009. Mr. Clark served as Senior Vice President, Operations from December 2003 until August 2008, and as Vice President of Operations,

South Central Region from November 2001 to November 2003. From June 2000 to October 2001, Mr. Clark was Vice President of Operations for Magella Healthcare, which we acquired in 2001, and prior thereto he was Vice President of Business Development for Magella Healthcare. Mr. Clark is a certified public accountant.

Thomas W. Hawkins joined the Company in May 2003 and has served as Senior Vice President, General Counsel and Secretary since June 2003. From January 2000 to April 2003, he was a partner with New River Capital Partners, L.P., a private equity firm. Mr. Hawkins previously served as Senior Vice President, Corporate Development at AutoNation, Inc., from June 1996 to December 1999. From 1994 to 1996, Mr. Hawkins was Executive Vice President — Administration of Blockbuster Entertainment Group, a division of Viacom, Inc. He served as General Counsel at Blockbuster Entertainment Corporation prior to its merger with Viacom, Inc. in 1994.

Vivian Lopez-Blanco joined the Company in May 2008 as Vice President and Treasurer and was appointed Chief Financial Officer in January 2010. Prior to joining the Company, from 2003 to 2008, Ms. Lopez-Blanco served as Chief Financial Officer of Carrols Corporation’s Hispanic Restaurants Division, which includes the Pollo Tropical and Taco Cabana concepts. Ms. Lopez-Blanco joined Pollo Tropical in 1997 as Controller, was promoted to Chief Financial Officer in 1998 and led the Company through its acquisition by Carrols. Prior to Pollo Tropical, Ms. Lopez-Blanco served in a variety of positions with an international accounting firm. Ms. Lopez-Blanco is a certified public accountant.

Frederick V. Miller, M.D., joined the Company in 1991 and has been President of our Pediatrix Division since August 2008 with executive officer responsibilities since January 1, 2009. Dr. Miller previously served as our Regional President, Atlantic Region from January 2002 until August 2008, and as our Vice President of Medical Operations, Atlantic Region. Dr. Miller is Board Certified in pediatrics and neonatal-perinatal medicine.

Karl B. Wagner joined the Company in May 1997 and became President of our American Anesthesiology division in January 2010. Mr. Wagner was appointed Chief Financial Officer and Treasurer in August 1998 and served as the Company’s Chief Financial Officer from August 1998 until December 2009, and as Treasurer from August 1998 until May 2008. Prior to his appointment, Mr. Wagner served as the Company’s Controller. Prior to joining the Company, Mr. Wagner was Chief Financial Officer for the East Region of Columbia/HCA’s Ambulatory Surgery Group from January 1995 until May 1997. From July 1993 through January 1995, Mr. Wagner was Assistant Controller of Medical Care International, Inc., a subsidiary of Medical Care America, Inc.

Committees of the Board of Directors

Audit Committee

MEDNAX’s Audit Committee held seven meetings in 2010. Messrs. Gabos, Sosa and Kadre were members of the committee throughout 2010. Ms. Garcia was appointed to the committee in May 2010. Mr. Gabos acted as chair of the committee throughout 2010. MEDNAX’s Board of Directors has determined that each of Messrs. Gabos and Sosa qualify as “audit committee financial experts” as defined by the rules and regulations of the Securities and Exchange Commission and that each of Messrs. Gabos, Sosa and Kadre and Ms. Garcia meet the independence requirements under such rules and regulations and for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Audit Committee setting out the functions that it is to perform. A copy of the Audit Committee Charter is available on our Website at www.mednax.com.

Please refer to the Report of the Audit Committee, which is set forth above, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2010.

Compensation Committee

MEDNAX’s Compensation Committee held eight meetings in 2010. Dr. Carlo and Messrs. Fernandez and Kadre were members of the committee throughout 2010. Mr. Fernandez acted as chair of the committee throughout 2010. MEDNAX’s Board of Directors has determined that each of Dr. Carlo and Messrs. Fernandez and Kadre meet the independence requirements for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Compensation Committee setting out the functions that it is to perform. A copy of the Compensation Committee Charter is available on our Website at www.mednax.com.

The primary purpose of MEDNAX’s Compensation Committee is to assist MEDNAX’s Board of Directors in the discharge of the Board of Directors’ responsibilities relating to compensation of executives. The scope of authority of MEDNAX’s Compensation Committee includes the following:

•	Evaluating the performance of and setting the compensation for MEDNAX’s Chief Executive Officer and other executive officers;

•	Supervising and making recommendations to MEDNAX’s Board of Directors with respect to incentive compensation plans and equity-based plans for executive officers;

•

Overseeing the review of the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, including discussing at least annually the relationship between risk management policies and practices and compensation and considering, as appropriate, compensation policies and practices that could mitigate any such risk;

•

Evaluating whether or not to engage, retain, or terminate an outside consulting firm for the review and evaluation of MEDNAX’s compensation plans and approving such outside consulting firm’s fees and other retention terms; and

•	Conducting an annual performance evaluation of MEDNAX’s Compensation Committee.

Upon a determination of MEDNAX’s full Compensation Committee membership, matters may be delegated to a subcommittee for evaluation and recommendation back to the full committee. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and Director compensation, see “Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Administration.”

Nominating and Corporate Governance Committee

MEDNAX’s Nominating and Corporate Governance Committee held two meetings in 2010. Dr. Freeman and Messrs. Fernandez and Sosa were members of the committee throughout 2010. Ms. Garcia served on the committee until May 2010. Dr. Freeman acted as chair of the committee throughout 2010. MEDNAX’s Board of Directors has determined that each of Messrs. Fernandez and Sosa, Ms. Garcia and Dr. Freeman meet the independence requirements for a New York Stock Exchange listed company.

MEDNAX’s Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee setting out the functions that it is to perform. A copy of the Nominating and Corporate Governance Committee Charter is available on our Website at www.mednax.com.

The Nominating and Corporate Governance Committee assists the Board of Directors with respect to nominating new Directors and committee members and taking a leadership role in shaping the corporate governance of MEDNAX. To fulfill its responsibilities and duties, the committee, among other things, reviews the qualifications and independence of existing Directors and new candidates; assesses the contributions of current Directors; identifies and recommends individuals qualified to be appointed to committees of the Board of

Directors; considers rotation of committee members; reviews the charters of the committees and makes recommendations to the full Board of Directors with respect thereto; develops and recommends to the Board of Directors corporate governance principles, including a code of business conduct; and evaluates and recommends succession plans for MEDNAX’s Chief Executive Officer and other senior executives.

Although the Nominating and Corporate Governance Committee does not solicit director nominations, the committee will consider candidates suggested by shareholders in written submissions to MEDNAX’s Secretary in accordance with the procedures described below in the section entitled “Information Concerning Shareholder Proposals.” In evaluating nominees for Director, the committee does not differentiate between nominees recommended by shareholders and others. In identifying and evaluating candidates to be nominated for Director, the committee reviews the desired experience, mix of skills and other qualities required for appropriate Board composition, taking into account the current Board members and the specific needs of MEDNAX and its Board of Directors. Although the committee does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, the Committee’s review process is designed so that the Board of Directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial, clinical and other expertise relevant to the business of MEDNAX. At a minimum, Director candidates must meet the following qualifications: high personal and professional ethics, integrity and values and a commitment to the representation of the long-term interests of our shareholders. Although the committee’s charter permits the committee to engage a search firm to identify Director candidates, MEDNAX did not pay any third parties a fee to assist in the process of identifying or evaluating Director candidates in 2010.

Risk Considerations in Our Compensation Programs

The Company has reviewed its compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

MEDNAX has a written policy for the review and approval or ratification of transactions (i) between MEDNAX (or any of its consolidated subsidiaries or affiliated professional associations, corporations and partnerships) and any MEDNAX Director or any other entity in which any MEDNAX Director is a Director, officer or has a financial interest; and (ii) in which MEDNAX (or any of its consolidated subsidiaries or affiliated professional associations, corporations and partnerships) is or will be a participant and any related person has or will have a direct or indirect material interest. For purposes of the policy, a related person includes any MEDNAX Director or Director nominee, executive officer or holder of more than 5% of the outstanding voting stock of MEDNAX or any of their respective immediate family members. The policy does not apply to transactions pertaining to (i) director or officer compensation that is approved or recommended to MEDNAX’s Board of Directors for approval by MEDNAX’s Compensation Committee or (ii) the employment by MEDNAX (or any of its consolidated subsidiaries or affiliated professional associations, corporations and partnerships) of any immediate family member of a related person in a non-officer position and at compensation levels commensurate with that paid to other similarly situated employees.

Pursuant to the terms of the policy, all covered transactions, if determined to be material by MEDNAX’s General Counsel or if the transaction involves the participation of a member of the MEDNAX Board of Directors, are required to be promptly referred to the disinterested members of the MEDNAX Audit Committee for their review or, if less than a majority of the members of MEDNAX Audit Committee are disinterested, to all the disinterested members of the MEDNAX Board of Directors. Pursuant to the terms of the policy, materiality determinations must be based on the significance of the information to investors in light of all circumstances, including, but not limited to, the (i) relationship of the related persons to the covered transaction, and with each other, (ii) importance to the person having the interest, and (iii) amount involved in the transaction. All transactions involving in excess of $120,000 are automatically deemed to be material pursuant to the terms of the policy.

The disinterested Directors of MEDNAX’s Audit Committee or Board of Directors, as applicable, are required to review such material covered transactions at their next regularly-scheduled meeting, or earlier if a special meeting is called by the Chairman of the Audit Committee and may only approve such a material covered transaction if it has been entered into in good faith and on fair and reasonable terms that are no less favorable to MEDNAX than those that would be available to MEDNAX in a comparable transaction in arm’s length dealings with an unrelated third party at the time it is considered by the disinterested Directors of MEDNAX’s Audit Committee or Board of Directors, as applicable.

All of the transactions described in “Transactions with Related Persons” below were covered transactions under our policy and the policies and procedures required by the policy were followed in connection with the review and approval or ratification of all of such transactions.

Transactions with Related Persons

In March 1997, Mr. Alvarez was appointed to MEDNAX’s Board of Directors. Mr. Alvarez is the Executive Chairman of Greenberg Traurig, P.A., which serves as one of MEDNAX’s outside counsels and receives customary fees for legal services. In 2010, MEDNAX paid Greenberg Traurig, P.A. approximately $1,304,000 for such services and currently anticipates that this relationship will continue.

Deborah Medel-Guerrero, the daughter of Dr. Medel, is employed by MEDNAX as its Vice President, Practice Integration and is responsible for facilitation and coordination of all matters relating to the integration of newly acquired physician practice groups. In 2010, MEDNAX paid Ms. Medel-Guerrero $108,303 in salary and bonus and provided her certain health and other benefits customarily provided to similarly situated employees. In addition, in 2010, MEDNAX granted Ms. Medel-Guerrero a restricted stock award of 1,410 shares of our common stock with a three-year vesting period, and with other terms that applied to awards granted to other key employees on the same date.

Compensation Committee Interlocks and Insider Participation

Ms. Shalala, one of our Directors since May 2010, is also the President of the University of Miami and Dr. Goldschmidt, one of our Directors since March 2006 and a member of MEDNAX’s Medical Science and Technology Committee, is also the Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine. Until September 2009, Dr. Medel, MEDNAX’s Chief Executive Officer, served on the Trustee Services Committee for the University of Miami. As a member of the Trustee Services Committee, Dr. Medel participated in setting performance goals and annual bonus allocations for various University of Miami employees, including Ms. Shalala and Dr. Goldschmidt.

Mr. Fernandez, one of our Directors since October 1995 and a member of MEDNAX’s Compensation Committee and Nominating and Corporate Governance Committee, was also the Chairman and Chief Executive Officer of MBF Healthcare Acquisition Corp. from June 2006 until April 2009. During that time, Dr. Medel served on the Board of Directors of MBF Healthcare Acquisition Corp. Although the Board of Directors of MBF Healthcare Acquisition Corp. did not have a compensation committee, Dr. Medel was not among the directors who performed the functions of a compensation committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors determines the compensation for our executive officers and oversees the administration of our executive compensation programs. The Compensation Committee is composed entirely of independent Directors and is advised as necessary by an independent consultant retained by the Compensation Committee.

Highlights of the Compensation Discussion and Analysis for 2010 include:

•

The salaries, bonus opportunities and annual equity grant values for the named executive officers have remained the same since 2008, with the exception of Ms. Lopez-Blanco, whose Employment Agreement for her position as Chief Financial Officer was entered into in 2010.

•

Income from operations increased by 8.3% from 2009 to 2010, but was slightly below the target goal set forth in the bonus adjustment guidelines established by the Compensation Committee for 2010. The named executive officers, although entitled to receive 91.5% of their target bonus opportunities, requested that the Compensation Committee limit their bonuses to 80% of their target bonus opportunities, respectively, and use the excess amount of cash bonus payable to them to fund additional bonus payments to other employees of the Company.

•	Cash compensation declined by 45% for Dr. Medel and by 40% for Messrs. Calabro, Wagner and Hawkins in 2010, compared to 2009.

Executive Compensation Philosophy

The Compensation Committee has designed our executive compensation programs with the following guiding principles in mind:

Quality of Personnel — We are committed to employing the highest quality executive team in the health care services industry. In a challenging business environment, we believe that having highly qualified executive officers is critical for all our constituencies — our patients, hospitals, affiliated clinicians, third-party payors, employees, and shareholders. We expect our executives to be of the highest caliber in terms of business acumen and integrity.

Competitiveness — Our objective is to analyze and understand market forces and practices regarding compensation for executives at similarly situated companies. Our strategy is to establish compensation programs and levels in relation to the external market that best support our corporate strategy.

Alignment of Interests — Our compensation plans for top executives are designed to have strong links to performance achievements, both in terms of operational and financial results as well as in optimizing shareholder value. We evaluate the relationship between compensation cost, shareholder value and company performance on a regular basis. At-risk elements such as cash incentives and stock-based compensation comprise a significant portion of our overall executive remuneration. For incentive plans, we establish performance goals along a wide range of potential performance results so that the level of compensation received appropriately corresponds to the level of performance achieved.

Simplicity and Ease of Administration — Our plans are intended to be simple to understand, document, track and administer. As part of this objective, we attempt to limit the number of separate elements of compensation so that we can easily understand the relationships between programs.

Understanding Objectives and Value — We seek to understand the needs and objectives of our executive officers and, to the degree feasible, reflect those needs and objectives in the programs developed. Additionally, we strive to ensure that executives understand each element and the overall compensation program so that they fully appreciate the value being delivered.

Compliance with Regulatory Guidelines and Sensible Standards of Corporate Governance — We develop our plans in recognition of, and in compliance with, all applicable rules, statutes, regulations and guidelines. Additionally, we monitor our programs on an ongoing basis to ensure they remain in compliance. Program designs reflect relevant considerations in the areas of accounting cost, tax impact, cash flow constraints and other relevant matters. Lastly, we strive to ensure that all programs are appropriate in light of reasonable and sensible standards of good corporate governance.

Executive Compensation Administration

In August 2008, the Company entered into Employment Agreements with each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins which superseded certain employment agreements with them from 2004. In February 2010, the Company entered into an Employment Agreement with Ms. Lopez-Blanco, covering her promotion to Chief Financial Officer in January 2010. Various aspects of these Employment Agreements are described in more detail below. Salaries, bonus opportunities and targeted annual equity grant values for Dr. Medel and Messrs. Calabro, Wagner and Hawkins have remained unchanged since the Employment Agreements were entered into in 2008.

The Compensation Committee continually reviews executive compensation to ensure that it reflects our compensation philosophy. In 2008, the Compensation Committee commissioned Watson Wyatt Worldwide, LLP (“Watson Wyatt”), an independent compensation consultant, to assist it in a thorough review of our compensation practices. The 2008 report contained Watson Wyatt’s market assessment and recommendations with respect to annual cash compensation and total compensation for our named executive officers. These recommendations were the basis for the Employment Agreements with Dr. Medel and Messrs. Calabro, Wagner and Hawkins. In 2010, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“PMP”), an independent compensation consultant, to assist it in determining the annual bonus opportunities and guidelines for our named executive officers, which opportunities and guidelines are set forth below under “Annual Bonus”. PMP did not provide any additional services to the Company in 2010.

The 2008 Watson Wyatt report indicated that in 2007, the total direct compensation opportunity for our Chief Executive Officer was substantially below the peer group median, and was close to the peer group median for the Company’s other executive officers. The Compensation Committee determined, based upon its compensation philosophy and Company performance, that it was more appropriate for the total direct compensation opportunities, including salary, targeted annual bonus and the estimated fair value of equity-based grants for each of the named executive officers, to be positioned at approximately the 75th percentile of the market references developed for each of our named executive officers in the 2008 market assessment. The Compensation Committee used the information contained in the 2008 Watson Wyatt report and its assessment of the performance of our named executive officers, as well as the assistance of PMP with regard to 2010 bonus opportunities, in determining the base salaries and bonus opportunities of each of the named executive officers for 2008, 2009 and 2010 and the grants of restricted stock and stock options made to each of those named executives for those years as well, as discussed in more detail below.

Our Compensation Committee makes compensation decisions around program design and pay adjustments in the context of our compensation philosophy, market practices and total compensation objectives. The Compensation Committee ordinarily positions compensation opportunities at a strategically determined percentile of the market as a means to attract and retain the level of executive talent necessary to deliver sustained performance. Market positioning for individual elements of compensation and benefits, as well as the relationships among elements, are discussed below. Our compensation programs include significant variable components. For example, our annual bonus program for named executive officers is based on the achievement of predetermined target levels of our Company’s income from operations and our equity compensation program is based upon the value and increases in the value of our common stock. Actual compensation realized therefore may be more or less than the targeted compensation opportunity in any given year.

Although it has no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, the Compensation Committee reviews the pay mix for executive officers as compared to typical market practice. Our annual bonus program serves as a method for properly incentivizing and rewarding our named executive officers for the achievement of desired performance levels. Our long-term compensation program, implemented through a mix of time and performance vesting equity awards, serves as both a retention tool as well as a financial incentive, helping to increase the likelihood that top performers will remain with us long-term and be appropriately rewarded for enhancing long-term shareholder value. The long-term compensation program also serves to align the interests of executive officers with our shareholders. We have no formal policy to either retroactively increase or claw back previously awarded bonuses or vested equity compensation in the event of a restatement of our financial results; however, we anticipate adopting a “clawback” policy consistent with any New York Stock Exchange listing requirements that will be established in the future pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The Compensation Committee has considered a number of factors in making decisions on the structure of the programs and individual compensation awards and payments. The primary factors include the analysis and market data provided by Watson Wyatt as discussed below and the Compensation Committee’s guiding principles for program design and operation.

The Compensation Committee establishes and approves all elements of compensation for the Chief Executive Officer after careful consideration of all factors it deems appropriate. The Chief Executive Officer makes recommendations on compensation actions for the other executive officers based on market data and according to the same philosophy and objectives the Compensation Committee has adopted, (and after the other named executive officers have had an opportunity to review the data and to provide the Chief Executive Officer with their input). The Chief Executive Officer’s recommendations are then considered for approval by the Compensation Committee, and in some cases are modified by the Compensation Committee during the course of its deliberations.

In 2008, the Company engaged Watson Wyatt to conduct an independent and comprehensive review of our executive compensation program, which included an evaluation of the market positioning for cash compensation and total compensation and individual pay elements and which were relied upon for 2008, 2009 and 2010 compensation. Specifically, the review covered the following compensation areas:

•	Cash Compensation: direct cash compensation in the form of base salary and annual bonus.

•	Total Compensation: direct cash compensation elements including base salary, annual bonus and long-term incentives (both cash and stock).

•	Peer Group Performance Analysis: historical peer group analysis of key financial metrics relevant to base salary levels, our bonus plan and stock-based compensation.

In conducting the 2008 market assessment, a peer group of 12 publicly traded healthcare companies with equity market values between $791 million and $5.4 billion was used to benchmark compensation for the named executive officers. All of the peer group companies were members of the Dow Jones Health Care Providers, and the group constituted a blend of both small-cap and large-cap companies. The companies included in the peer group were DaVita, Inc., Health Management Associates, Inc., Lincare Holdings, Inc., Community Health Systems, Inc., Universal Health Services, Inc., Lifepoint Hospitals, Inc., Psychiatric Solutions, Inc., Healthways, Inc., Magellan Health Services, Inc., HealthSouth Corporation, Kindred Healthcare, Inc., and Apria Healthcare Group, Inc.

The Compensation Committee anticipates updating the 2008 market assessment in 2011.

The following sections describe the various elements of our executive compensation program, including its objectives, market positioning, structure and operation, and other information specific to 2010 payments, awards, and pay actions.

Base Salary

Each named executive officer is paid a base salary that is reviewed periodically by the Compensation Committee. The Compensation Committee set the base salaries in mid-2008 for Dr. Medel and Messrs. Calabro, Wagner and Hawkins generally at the 75th percentile of the peer group, based on the 2008 Watson Wyatt review, although individual officer salaries may be above or below those targets. In 2010, the Compensation Committee did not adjust base salaries for these executives from the levels established in mid-2008. Adjustments to the salaries in 2008 considered the base salary and total compensation market data compiled by Watson Wyatt in the context of the named executive’s role and responsibilities, experience and tenure, individual performance and contribution to the Company’s results. In the case of Ms. Lopez-Blanco, her base salary was established during an arms-length negotiation with the Company’s then current Chief Financial Officer, Karl Wagner, and approved by the Compensation Committee in connection with her appointment to her current position as Chief Financial Officer.

The schedule below indicates the annual base salaries of our named executive officers for the periods from January 1, 2008 through December 31, 2010:

Name	Annual Base Salary
	(1/1/2008 to 5/31/2008)	(6/1/2008 to 12/31/2010)
Roger J. Medel, M.D.	$800,000	$950,000
Joseph M. Calabro	$515,000	$600,000
Karl B. Wagner	$430,000	$500,000
Thomas W. Hawkins	$400,000	$425,000
Vivian Lopez-Blanco (1)	—	$300,000

(1)	Ms. Lopez-Blanco joined the Company as Vice President and Treasurer in May 2008. She was appointed Chief Financial Officer effective January 1, 2010; accordingly, her Base Salary reflects the period beginning January 1, 2010.

The actual base salaries paid to our named executive officers in 2010, 2009, and 2008 are included in the “Salary” column of the Summary Compensation Table.

Annual Bonuses

In May 2008, our shareholders approved, at the recommendation of our Board of Directors, the 2008 Incentive Compensation Plan. Prior to the approval of the 2008 Incentive Compensation Plan, the 2004 Incentive Compensation Plan was in effect. The purpose of the 2008 Incentive Compensation Plan is to assist us in attracting, motivating, retaining and rewarding high quality executives and other employees, by enabling them to acquire a proprietary interest in our Company and providing them with annual and long-term incentives to expend their maximum efforts in the creation of shareholder value. The Compensation Committee designed the plan to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our philosophy is to reward our executive officers for growth in our Company’s results of operations. As such, we target steady increases in income from operations. In March 2010, the Compensation Committee established a 2010 income from operations goal, the achievement of which establishes the maximum bonus award available to each executive officer. This income from operations goal and maximum award amounts were established to comply with Section 162(m) of the Code. The maximum bonus opportunity established by the Compensation Committee as a percentage of base salary was equal to 300% for our Chief Executive Officer, 200% for Messrs. Calabro, Wagner and Hawkins and 150% for Ms. Lopez-Blanco, based upon achievement of a specified level of operating income for 2010. The target bonus opportunity for each named executive officer was equal to 50% of such officer’s maximum bonus opportunity. In addition, when the maximum bonus opportunity was established, the Compensation Committee adopted guidelines to be used to adjust the bonuses below the maximum if it determined to exercise its discretion to do so. These bonus adjustment guidelines were designed to be applied based on the actual level of operating income achieved during 2010. These guidelines, together with the maximum bonus opportunities, were designed, considering the then-prevailing economic conditions and regulatory uncertainty, to encourage our executive officers to focus on continuing to manage our business and associated general and administrative expenses and maintain historical levels of acquisition activity. The bonus adjustment guidelines established for 2010 are set forth in the following table:

Income from Operations	Percent of Target Bonus Payment
Less than $287,203,000	0%
$287,203,000	25%
$301,257,000	50%
$307,708,000	75%
$311,579,000	90%
$320,346,000	100%
$329,112,000	110%
$330,377,000	125%
$332,486,000	150%
$336,390,000	175%
$340,293,000	200%

Following the end of the fiscal year, the Compensation Committee determined that our Company’s 2010 income from operations was approximately $312,900,000, which corresponded to a payment of 91.5% of the target bonus payment under the guidelines. Dr. Medel, Ms. Lopez-Blanco and Messrs. Calabro, Wagner and Hawkins requested that the Compensation Committee limit the amount of cash bonuses payable to each of them under the guidelines adopted by the Compensation Committee to 80% of their target bonus opportunities, respectively, and that any excess amount of cash bonus payable to them be used to fund additional bonus payments to other employees of the Company. The Compensation Committee reduced the bonuses payable in accordance with this request. The amounts of the bonuses are included in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation.”

In March 2011, the Compensation Committee established the 2011 bonus opportunities and guidelines to adjust the bonuses below the maximum opportunity, as it did in 2010, for our named executive officers based upon targeted levels in our anticipated income from operations for 2011. These bonus opportunities were established so that such bonuses, if any, would qualify as performance-based compensation under Section 162(m). The maximum bonus opportunity as a percentage of base salary is the same as that for 2010.

Equity-Based Awards

The Compensation Committee typically makes annual equity awards to key employees (other than new hires) around mid-year. At its June 1, 2010 meeting, the Compensation Committee made the annual awards to the named executive officers in the form of restricted stock.

In general, long-term compensation is allocated on the basis of the Compensation Committee’s judgment concerning the cash and equity incentives and time frames that are optimal to maintain our ability to compete for and retain talented leaders. In particular, the Compensation Committee believes that equity grants should provide strong incentives for management to execute our growth strategy which includes expansion into new practice areas. In addition, because our stock option awards provide actual compensation to the recipient only if time vesting requirements are met and our market price increases and our restricted stock awards contain performance vesting features, our equity awards are particularly well suited to both enhance executive retention and create incentives to increase long-term corporate performance. The Compensation Committee, as it did in 2008 and 2009, utilized the Watson Wyatt report to determine executive officer compensation levels relative to a market peer group deemed to be relevant and to determine the grant value of the equity compensation, consisting of shares of restricted stock, awarded in 2010. In particular, in light of the Compensation Committee’s overall philosophy, and based in part on our financial performance relative to our market peer group, the Dow Jones Healthcare Providers Index and the S&P Composite 1500 Index, the Compensation Committee continued its policy, adopted in 2008, of positioning the compensation opportunity at the 75th percentile of the peer group market references developed in the Watson Wyatt report, including equity compensation based on grant-date fair value. Information regarding the grants of equity compensation, consisting of restricted stock, made by our Company to our named executive officers during fiscal year 2010 is included in the Summary Compensation Table and the Grants of Plan-Based Awards in 2010 table.

Restricted Stock Awards

Restricted stock awards are intended to retain key employees, including the named executive officers by providing the opportunity for capital accumulation and more predictable long-term incentive value.

Restricted stock awards are shares of our common stock that are awarded with the restriction that the recipient remains with us throughout the award’s vesting period. Restricted stock awards granted by our Company generally vest at the rate of one-third per year beginning on the first anniversary of the date on which the award is granted and may also be subject to performance-based vesting. The purpose of granting restricted stock awards is to encourage ownership that results in business decisions that build long-term shareholder value and thus stock price appreciation, and encourage retention of our named executive officers. Named executive officers are allowed to vote restricted stock awards as a shareholder based on the number of shares held under restriction. Any dividends declared with respect to any restricted stock awards are held until the awards vest, at which time the dividends are paid to the named executive officers. If restricted stock is forfeited, the named executive officer’s rights to receive the dividends declared with respect to that stock is forfeited as well. At present, the Company does not pay dividends and it has no current intention to do so in the future.

Any unvested restricted stock is generally forfeited upon termination of the employment of the named executive officers. Their Employment Agreements, however, provide that their restricted stock will vest after termination of employment in certain circumstances. In the event of termination of Dr. Medel and Messrs. Calabro, Wagner and Hawkins by the Company without Cause (as defined in his Employment Agreement) or due to executive’s Disability (as defined in his Employment Agreement) or by the executive for Good Reason (as defined in his Employment Agreement), due to the executive’s health becoming impaired to any extent that makes the continued performance of his duties hazardous to the executive’s physical or mental health or life (“Poor Health”) or due to Death, all restricted stock granted prior to termination of employment will continue to vest until fully vested. Furthermore, in the event of a Change in Control (as defined in his Employment Agreement), for Dr. Medel and Messrs. Calabro, Wagner and Hawkins, all unvested restricted stock will automatically vest. In the event that Ms. Lopez-Blanco’s termination date as a result of a Change in Control (as defined in her Employment Agreement) occurs within the 12-month period of a Change in Control, any unvested restricted stock will automatically vest.

The Compensation Committee determined that the 2010 annual equity award grants would consist entirely of restricted stock. The Compensation Committee made this determination in order to: (i) address retention and incentive concerns relating to prior annual option grants, the exercise prices of which exceeded the market value of the Company’s stock; and (ii) help extend the life of the 2008 Incentive Compensation Plan by issuing fewer shares of restricted stock than equivalently valued options would require. The grant-date fair value of the restricted stock awards in 2010 was targeted to be generally the same as the grant-date fair value of the annual equity award in 2009 and 2008. The restricted stock awards granted to each of the named executive officers by the Compensation Committee for 2010 were subject to performance-based vesting as follows: provided the Company’s net patient service revenue, as determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), for the twelve months ended March 31, 2011 equals or exceeds $1,300,000,000 then the 2010 restricted stock grants will vest in three equal increments on June 1, 2011 (“Increment 1”), June 1, 2012 (“Increment 2”) and June 1, 2013 (“Increment 3”) but if such net patient service revenue does not equal or exceed $1,300,000,000 for such period then Increment 1 will vest on the later of

June 1, 2011 or the date that is two weeks after the date on which the Company’s net patient service revenue, as determined in accordance with GAAP, for any twelve consecutive month period commencing on or after May 1, 2010 has been certified by the Compensation Committee to have equaled or exceeded $1,300,000,000 (“Revenue Date”), Increment 2 will vest on the later of June 1, 2012 or the Revenue Date and Increment 3 will vest on the later of June 1, 2013 or the Revenue Date; provided, however, that if the Revenue Date has not occurred by April 14, 2015, then the awards of the 2010 restricted stock grants will terminate and become null and void. The Compensation Committee intends that these restricted stock awards qualify as performance-based compensation that is not subject to the deduction limitations imposed by Section 162(m).

In connection with the execution of his Employment Agreement in August 2008, Dr. Medel received two special deferred equity grants (the “Deferred Grants”), one consisting of 75,000 shares of restricted share units (“Deferred Stock”) vesting on the fifth anniversary of the date of grant, and the other consisting of 25,000 shares of Deferred Stock, also vesting on such fifth anniversary but only if, prior to the fourth anniversary of the date of grant, Dr. Medel will have submitted to the Board of Directors a CEO succession plan that is approved by the Board. The Deferred Grants were intended to recognize the sustained strong performance of the Company under Dr. Medel’s leadership, to ensure Dr. Medel’s retention during the next five years, particularly in light of our expansion into new practice areas, and to ensure a smooth transition to a new CEO at the termination of Dr. Medel’s employment. The Deferred Grants were subject to performance-based vesting requirements that would have caused their forfeiture unless the Company’s net patient service revenue for any four consecutive quarters that elapse during the period commencing on October 1, 2008, and ending on the fifth anniversary of the date of grant equaled or exceeded $1,050,000,000 (the “Performance Vesting Threshold”). In November 2009, the Compensation Committee certified that the Performance Vesting Threshold had been met based on its review of the Company’s consolidated financial statements for the year ended December 31, 2008 and nine months ended September 30, 2009. The Deferred Grants will continue to vest in accordance with their terms if Dr. Medel’s employment is terminated by him for Good Reason. If Dr. Medel incurs a Disability or if his employment is terminated due to Death, then the Deferred Grants will vest immediately. In addition, because the Performance Vesting Threshold has been met, if Dr. Medel’s employment is terminated by the Company without Cause, then the Deferred Grants will vest on the date of such termination. The Deferred Grants will also continue to vest in accordance with their terms if Dr. Medel’s employment is terminated due to a Change in Control, provided, that if he terminates his employment within one year after such Change in Control, then the Deferred Grants will vest on such termination date.

Stock Option Awards

The Company has also used stock options to provide a relationship between the long-term value of our stock and the potential financial gain for employees. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest,” thus providing an incentive for an option holder to remain employed by our Company. In addition, stock options link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to build long-term value, which in turn should result in increases in the market price of our stock. Stock options granted by our Company generally vest and become exercisable over a three-year vesting period.

There is a limited term in which our named executive officers can exercise stock options, known as the “option term.” The option term is generally 10 years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates.

The terms of the Employment Agreement for each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins, provide that the executive will have the greater of (i) 24 months after termination of employment or (ii) 12 months from the applicable vesting date to exercise any vested non-qualified stock options or vested stock appreciation rights and realize any other vested incentive compensation awards that may be granted under any of the Company’s stock option plans or incentive compensation plans and/or any other similar plan adopted by the

Company; provided, however, that in no event may the date be later than the earlier of (i) the latest date upon which the stock right would have expired by its original terms under any circumstances or (ii) the 10th anniversary of the original date of grant of the stock right. The terms of Ms. Lopez-Blanco’s Employment Agreement provide that unless she is terminated for Cause (as defined in his Employment Agreement), she will have 180 days after termination of employment to exercise any vested stock options or vested stock appreciation rights and realize any other vested incentive compensation awards that may be granted under any of the Company’s stock option plans or incentive compensation plans and/or any other similar plan adopted by the Company; provided, however, that in no event may the date be later than the earlier of (i) the latest date upon which the stock right would have expired by its original terms under any circumstances or (ii) the tenth anniversary of the original date of grant of the stock right.

In the event that the employment of Dr. Medel, or Messrs. Calabro, Wagner or Hawkins is terminated by the Company without Cause or due to the executive’s Disability or by the executive for Good Reason, due to the executive’s Poor Health or due to Death, all stock options, and stock appreciation rights granted prior to termination will continue to vest until fully vested. For each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins, in the event of a Change in Control of the Company, all unvested stock options and stock appreciation rights will automatically vest and become immediately exercisable. In the event that Ms. Lopez-Blanco’s termination date as a result of a Change in Control occurs within the 12-month period of a Change in Control, any unvested stock options will automatically vest and become immediately exercisable.

We did not award any stock options to our named executive officers in 2010 or 2009.

Equity Grant Practices

The Compensation Committee determines the effective date of annual equity awards without regard to current or anticipated stock price levels. Although usually made around mid-year, the Compensation Committee may also make, and in the past has made, special grants during the course of the year, primarily for new hires, promotions, to retain valued employees or to reward exceptional performance. These special grants may be subject to performance or time-based vesting, and are issued on the date of grant approval or upon a date certain following the grant approval date, such as the date on which a new hire commences his or her employment with the Company.

In discharging its responsibility for administering the Company’s stock-based compensation programs, the Compensation Committee regularly monitors and evaluates the total cost of such programs. In prior years, and most recently in 2006, Watson Wyatt prepared an analysis of the Company’s programs in the areas of total share utilization, annual grant rates and operating expense as compared to peer companies. In 2008, Watson Wyatt prepared an analysis of equity grants to our named executive officers as compared to peer companies as more fully described above. The results of the analysis are used by the Compensation Committee in evaluating management’s annual equity grant recommendations for all program participants, including the named executive officers. In evaluating the Company’s total cost from stock-based compensation programs, the Compensation Committee takes into consideration the fact that compared to peer company practices, the Company’s retirement benefit programs are relatively conservative, particularly for the named executive officers.

We follow equity grant procedures designed to promote the proper authorization, documentation and accounting for all equity grants. Pursuant to these procedures the Compensation Committee or the Board of Directors must formally approve all equity awards during an in person or telephonic meeting or by the unanimous written consent executed by all members of the Compensation Committee or the Board of Directors, as the case may be, it being understood that no equity award granted pursuant to any such written consent may have an effective date earlier than the date that all executed counterparts of such unanimous written consent are delivered to the General Counsel of the Company.

Generally, the exercise price for any equity award, the value of which is based upon a grant-date fair value of our common stock, will be the closing sales price for a share of our common stock as reported on the

New York Stock Exchange on the effective date of the grant as approved by the Compensation Committee or the Board of Directors, which date may not be prior to either the date such grant was approved or the commencement date of employment of the employee to whom the equity award is being made.

Subject to these policies and procedures, the Compensation Committee or the Board of Directors may approve grants of equity awards at any time. However, grants to employees may be effective only on a date within a “trading window” as defined by the Company’s Policy Statement on Inside Information and Insider Trading, as amended from time to time (the “Insider Trading Policy”). For example, a grant approved by the Compensation Committee or the Board of Directors during a “black-out” period (as defined in such policy) will be effective on a date during the next “trading window” as determined by the Compensation Committee or the Board of Directors on the date such grant is approved.

The Company has not adopted any stock ownership guidelines for its executives or Directors. The Compensation Committee does, however, periodically review the levels of equity ownership by its executives. As of December 31, 2010, Dr. Medel owned shares valued at approximately 27 times his base salary, Mr. Calabro owned shares valued at approximately 12 times his base salary, Mr. Wagner owned shares valued at approximately 14 times his base salary, Mr. Hawkins owned shares valued at approximately 10 times his base salary and Ms. Lopez-Blanco owned shares valued at approximately 4 times her base salary. These multiples include unvested restricted stock, but exclude stock options and are based on the closing price of a share of MEDNAX common stock on December 31, 2010.

Our “insiders” can only buy or sell Company stock in accordance with our Insider Trading Policy and our employees generally can only buy or sell Company stock in accordance with our Statement of Policy Prohibiting Insider Trading to All Employees.

Retirement and Deferred Compensation Plans

We maintain a Thrift and Profit Sharing Plan (the “401(k) Plan”), which is a 401(k) plan, to enable eligible employees to save for retirement through a tax-advantaged combination of elective employee contributions and our matching contributions, and provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute from 1% to 60% of their eligible compensation to an investment trust on a pre-tax and/or Roth after-tax basis, up to the maximum dollar amounts permitted by law. The 401(k) Plan also offers employees the option to voluntarily contribute additional funds on a non-deductible after-tax basis subject to certain limits. In 2010, the maximum employee pre-tax and/or Roth elective contribution to the 401(k) Plan was $16,500, plus an additional $5,500 for employees who were at least 50 years old in 2010. Eligible compensation generally means all wages, salaries and fees for services from the Company. Matching contributions under the 401(k) Plan are discretionary. For 2010, the Company matched 100% of the first 4% of eligible compensation that each eligible participant contributed to the 401(k) Plan on his or her behalf. The portion of an employee’s account under the 401(k) Plan that is attributable to matching contributions vests as follows: 30% after one year of service, 60% after two years of service, and 100% after three years of service. However, regardless of the number of years of service, an employee is fully vested in our matching contributions (and the earnings thereon) if the employee retires at age 65 or later, or terminates employment by reason of death or total and permanent disability. The 401(k) Plan provides for a variety of different investment options, in which the employee’s and the Company’s contributions are invested.

Although the Company maintains a non-qualified deferred compensation plan, none of the named executive officers participates in that Plan.

The amounts of the Company’s matching contributions under the 401(k) Plan for 2010 for each of the named executive officers is included in the “All Other Compensation” column of the Summary Compensation Table.

Other Benefits and Perquisites

We provide our executive officers with certain benefits designed to protect them and their immediate families in the event of illness, disability, or death. We believe it is necessary to provide these benefits in order for us to be successful in attracting and retaining executives in a competitive marketplace, and to provide financial security in these circumstances. Named executive officers are eligible for health and welfare benefits available to all eligible Company employees during active employment under the same terms and conditions. These benefits include medical, dental, vision, short-term and long-term disability and group-term life insurance coverage.

Pursuant to the terms of their Employment Agreements, Dr. Medel and Messrs. Calabro, Wagner and Hawkins each are entitled to 38 days (28 days in the case of Ms. Lopez-Blanco) paid time off each year for vacation, illness, injury, personal days and other similar purposes in accordance with our policies in effect from time to time. Any paid time off not used during a calendar year may be carried over to the next year to the extent permitted under those policies. Dr. Medel and Mr. Calabro each are entitled under their Employment Agreements to utilize the aircraft in which the Company owns or leases a fractional interest for personal travel. Dr. Medel’s personal use of the aircraft may not exceed 75 hours of flight in any calendar year and Mr. Calabro’s personal use of the aircraft may not exceed 40 hours of flight in any calendar year without the consent of the Compensation Committee. In August 2010, the Compensation Committee gave its consent to increase Mr. Calabro’s personal use of the aircraft for 2010 to no more than 75 hours of flight. The incremental cost to the Company of these benefits for Dr. Medel and Mr. Calabro is included in the “All Other Compensation” column of the Summary Compensation Table.

The Compensation Committee has reviewed our perquisites expenditures, and believes they continue to be an important element of the overall compensation package to retain current officers, and in fact command a higher perceived value than the actual cost.

Termination of Employment and Change in Control Agreements

As described in greater detail below, the Employment Agreements between the Company and each of the named executive officers provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment, the amount of which varies depending upon the reason for such termination. The Compensation Committee has reviewed the essential terms of these termination provisions, and believes they are reasonable, appropriate, and generally consistent with market practice. Those provisions include a reimbursement by the Company to each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins of any excise tax imposed upon the executive pursuant to Section 4999 of the Code with respect to any “excess parachute payments,” as that term is defined in Section 280G of the Code, that the executive receives as a result of a Change in Control. The effects of Section 4999 are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax and other reimbursements, the Company has determined that the Section 4999 gross up payments are appropriate for the Company’s senior level executives who entered into an Employment Agreement in 2008.

Summary Compensation Table

The following table sets forth the 2010, 2009 and 2008 compensation for our principal executive officer, principal financial officer, and our other named executive officers for the time they were deemed to be named executive officers.

Name and Principal Position	Year	Salary		Bonus (1)	Stock Awards (2)		Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total Compensation
Roger J. Medel, M.D.	2010	$950,000		$—	$4,100,016		$—	$1,140,000	$336,470	(6)	$6,526,486
Chief Executive Officer	2009	$950,000		$—	$4,099,985		$—	$2,850,000	$223,001	(6)	$8,122,986
	2008	$887,500	(4)	$138,273	$7,796,851	(5)	$1,765,000	$336,727	$146,458	(6)	$11,070,809

Vivian Lopez-Blanco.	2010	$300,000		$—	$465,017		$—	$180,000	$15,290	(7)	$960,307
Chief Financial Officer and Treasurer

Joseph M. Calabro	2010	$600,000		$—	$2,450,007		$—	$480,000	$201,207	(8)	$3,731,214
President and Chief Operating Officer	2009	$600,000		$—	$2,449,983		$—	$1,200,000	$67,112	(8)	$4,317,095
	2008	$564,583	(4)	$68,220	$1,347,500		$1,059,000	$141,780	$9,620	(8)	$3,190,703

Karl B. Wagner	2010	$500,000		$—	$1,625,002		$—	$400,000	$34,547	(9)	$2,559,549
President, American Anesthesiology, Inc.	2009	$500,000		$—	$1,624,982		$—	$1,000,000	$23,555	(9)	$3,148,537
	2008	$470,833	(4)	$56,850	$898,351		$706,000	$118,150	$9,620	(9)	$2,259,804

Thomas W. Hawkins	2010	$425,000		$—	$1,220,002		$—	$340,000	$399	(10)	$1,985,401
Senior Vice President, General Counsel and Secretary	2009	$425,000		$—	$1,220,013		$—	$850,000	$420	(10)	$2,495,433
	2008	$414,583	(4)	$48,323	$673,750		$529,500	$100,427	$420	(10)	$1,767,003

(1)	These discretionary bonuses were paid to recognize the efforts of the named executive officers during 2008.
(2)	Stock awards consist of performance-based restricted and deferred stock awards. The amounts in this column reflect the grant-date fair value of the restricted and deferred stock awards, calculated in accordance with the accounting guidance for stock-based compensation, but excluding the impact of estimated forfeitures. See the Grants of Plan-Based Awards in 2010 table for information on restricted stock awards granted in 2010. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 13, “Stock Incentive Plans and Stock Purchase Plan,” to our Consolidated Financial Statements included in our 2010 Annual Report to Shareholders.
(3)	The amounts in this column reflect the grant-date fair value of stock option awards calculated in accordance with the accounting guidance for stock-based compensation, but excluding the impact of estimated forfeitures. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 13, “Stock Incentive Plans and Stock Purchase Plans,” to our Consolidated Financial Statements included in our 2010 Annual Report to Shareholders.
(4)	The salary amounts provided in the Summary Compensation Table represent actual paid salaries for 2008. Each executive officer received an increase in base salary effective June 1, 2008.
(5)	Reflects restricted stock granted as part of the annual equity award valued at $2,245,851 and deferred equity grants valued at $5,551,000, which were awarded in connection with Dr. Medel’s new 2008 Employment Agreement.
(6)	Reflects incremental costs in 2010, 2009 and 2008 of $323,124, $210,860 and $113,390, respectively, for Dr. Medel’s personal use of an aircraft, which MEDNAX owns or leases pursuant to a fractional interest program, in accordance with his Employment Agreement, additional compensation of $9,800, $9,800 and $9,200, respectively, for 401(k) thrift and profit sharing matching contributions, and costs incurred by MEDNAX of $399, $420 and $420, respectively, for term life insurance coverage. Also includes costs incurred by MEDNAX in 2010, 2009 and 2008 for spousal travel to and entertainment (recreational activities) at MEDNAX’s annual board retreats which do not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received in any year.
(7)	Reflects additional compensation of $9,800 for 401(k) thrift and profit sharing matching contributions and other compensation of $366 for term life insurance coverage. Also includes costs incurred by MEDNAX in 2010 for spousal travel to and entertainment (recreational activities) at MEDNAX’s annual board retreat which does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received in 2010.
(8)	Reflects incremental costs in 2010 and 2009 of $191,008 and $51,091, respectively, for Mr. Calabro’s personal use of an aircraft, which MEDNAX owns or leases pursuant to a fractional interest program, in accordance with his Employment Agreement, additional compensation in 2010, 2009 and 2008 of $9,800, $9,800 and $9,200, respectively, for 401(k) thrift and profit sharing matching contributions, and costs incurred by MEDNAX in 2010, 2009 and 2008 of $399, $420 and $420, respectively, for term life insurance coverage. Also includes costs incurred by MEDNAX in 2009 for spousal travel to and entertainment (recreational activities) at the MEDNAX board retreat which do not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received. There was no personal use of MEDNAX’s aircraft by Mr. Calabro during 2008.
(9)	Reflects incremental costs in 2010 and 2009 of $15,466 and $7,495 for Mr. Wagner’s share of personal travel on an aircraft, which MEDNAX owns or leases pursuant to a fractional interest program, which use of such aircraft occurred during travel with either Dr. Medel or Mr. Calabro under the terms of each executive’s Employment Agreement, additional compensation in 2010, 2009 and 2008 of $9,800, $9,800 and $9,200, respectively, for 401(k) thrift and profit sharing matching contributions and $399, $420 and $420, respectively, for term life insurance coverage. Also includes costs incurred by MEDNAX in 2010 and 2009 for spousal travel to and entertainment (recreational activities) at MEDNAX’s annual board retreat which does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received in that year.
(10)	Reflects other compensation in 2010, 2009 and 2008 of $399, $420 and $420, respectively, for term life insurance coverage.

Grants of Plan-Based Awards in 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Shares)		Grant- Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum
Roger J. Medel, M.D.	6/1/10				74,600	(2)	$4,100,016
		$0	$1,425,000	$2,850,000

Vivian Lopez-Blanco	6/1/10				8,461	(2)	$465,017
		$0	$225,000	$450,000

Joseph M. Calabro	6/1/10				44,578	(2)	$2,450,007
		$0	$600,000	$1,200,000

Karl B. Wagner	6/1/10				29,567	(2)	$1,625,002
		$0	$500,000	$1,000,000

Thomas W. Hawkins	6/1/10				22,198	(2)	$1,220,002
		$0	$425,000	$850,000

(1)	These columns reflect the range of payouts for 2010 annual cash bonuses under the MEDNAX 2008 Incentive Compensation Plan. Amounts actually earned in 2010 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For a more detailed description of the annual cash awards, see the section entitled “Annual Bonuses” in the Compensation Discussion and Analysis.
(2)	Represents restricted stock awards granted under the MEDNAX 2008 Incentive Compensation Plan. The restricted stock awards for all of the named executive officers vest as follows: if the Company’s net patient service revenue, as determined in accordance with GAAP, for the twelve months ended March 31, 2011, equals or exceeds $1,300,000,000, then each of the named executive officers’ restricted shares will vest in three equal increments on June 1, 2011, (“Increment 1”), June 1, 2012 (“Increment 2”) and June 1, 2013 (“Increment 3”). If, however, net patient service revenue does not equal or exceed $1,300,000,000 for that period, then Increment 1 will vest on the later of June 1, 2011, or the date that is two weeks after the date on which the Company’s net patient service revenue, as determined in accordance with GAAP, for any 12 consecutive month period commencing on or after May 1, 2010, equals or exceeds $1,300,000,000 (the “Revenue Date”), Increment 2 will vest on the later of June 1, 2012 or the Revenue Date and Increment 3 will vest on the later of June 1, 2013 or the Revenue Date; provided, however, that if the Revenue Date has not occurred by April 14, 2015, then the restricted shares shall terminate and become null and void. For a more detailed description of our restricted stock and restricted stock granting policies, see the sections entitled “Restricted Stock Awards” and “Equity Grant Practices” in the Compensation Discussion and Analysis.
(3)	The grant-date fair value of the restricted stock awards is determined pursuant to the accounting guidance for stock-based compensation and represents the total amount that we will expense in our financial statements over the relevant vesting periods. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 13, “Stock Incentive Plans and Stock Purchase Plan,” to our Consolidated Financial Statements included in our 2010 Annual Report to Shareholders.

Outstanding Equity Awards at 2010 Fiscal Year-End

Name	Option Awards						Stock Awards
	Number of Securities Underlying Options Exercisable		Number of Securities Underlying Options Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (1)
Roger J. Medel, M.D.	50,000	(2)			$18.15	12/17/2011	13,889	(10)	$934,591
	50,000	(3)			$19.92	12/16/2012	75,000	(11)	$5,046,750
	72,048	(4)			$12.90	04/02/2013	25,000	(11)	$1,682,250
	200,000	(5)			$30.99	05/20/2014	65,328	(12)	$4,395,921
	62,500	(6)			$44.70	06/01/2016	74,600	(13)	$5,019,834
	50,000	(7)			$56.05	08/10/2017
	83,333	(8)			$55.43	06/02/2018
			41,667	(9)	$55.43	06/02/2018

Vivian Lopez-Blanco	6,667	(14)			$50.28	05/27/2018	7,400	(12)	$497,946
			13,333	(15)	$50.28	05/27/2018	8,461	(13)	$569,341

Joseph M. Calabro	31,250	(6)			$44.70	06/01/2016	8,333	(10)	$560,728
	37,500	(7)			$56.05	08/10/2017	39,037	(12)	$2,626,800
	50,000	(8)			$55.43	06/02/2018	44,578	(13)	$2,999,654
			25,000	(9)	$55.43	06/02/2018

Karl B. Wagner	23,437	(6)			$44.70	06/01/2016	5,556	(10)	$373,863
	28,125	(7)			$56.05	08/10/2017	25,892	(12)	$1,742,273
	33,333	(8)			$55.43	06/02/2018	29,567	(13)	$1,989,563
			16,667	(9)	$55.43	06/02/2018

Thomas W. Hawkins	31,250	(6)			$44.70	06/01/2016	4,167	(10)	$280,397
	25,000	(7)			$56.05	08/10/2017	19,439	(12)	$1,308,050
	25,000	(8)			$55.43	06/02/2018	22,198	(13)	$1,493,703
			12,500	(9)	$55.43	06/02/2018

(1)	Based on a stock price of $67.29, which was the closing price of a share of our common stock on the New York Stock Exchange on December 31, 2010.
(2)	These stock options vested on December 17, 2001.
(3)	These stock options vested on December 17, 2002.
(4)	These stock options vested in three equal installments on each of April 2, 2004, April 2, 2005 and April 2, 2006.
(5)	These stock options vested in three equal installments on each of November 20, 2004, November 20, 2005 and November 20, 2006.
(6)	These stock options vested in three equal installments on each of June 1, 2007, June 1, 2008 and June 1, 2009.
(7)	These stock options vested in three equal installments on each of June 1, 2008, June 1, 2009 and June 1, 2010.
(8)	These stock options vested in two equal installments on each of June 1, 2009 and June 1, 2010.
(9)	These stock options vest on June 1, 2011.
(10)	These restricted stock awards vest on June 1, 2011.
(11)	These deferred stock awards vest on August 20, 2013 subject to the satisfaction of certain performance criteria. For a more detailed description of these deferred stock awards, see the “Restricted Stock Awards” section of the Compensation Discussion and Analysis.
(12)	These restricted stock awards vest in two equal installments on each of June 1, 2011 and June 1, 2012.

(13)	These restricted stock awards vest as follows: if the Company’s net patient service revenue, as determined in accordance with GAAP, for the twelve months ended March 31, 2011, equals or exceeds $1,300,000,000, then each of the named executive officers’ restricted shares will vest in three equal increments on June 1, 2011, (“Increment 1”), June 1, 2012 (“Increment 2”) and June 1, 2013 (“Increment 3”). If, however, net patient service revenue does not equal or exceed $1,300,000,000 for that period, then Increment 1 will vest on the later of June 1, 2011, or the date that is two weeks after the date on which the Company’s net patient service revenue, as determined in accordance with GAAP, for any 12 consecutive month period commencing on or after May 1, 2010, equals or exceeds $1,300,000,000 (the “Revenue Date”), Increment 2 will vest on the later of June 1, 2012 or the Revenue Date and Increment 3 will vest on the later of June 1, 2013 or the Revenue Date; provided, however, that if the Revenue Date has not occurred by April 14, 2015, then the award of the restricted shares shall terminate and become null and void.
(14)	These stock options vested on May 27, 2010.
(15)	These stock options vest in two equal installments on each of May 27, 2011 and May 27, 2012.

Options Exercised and Stock Vested in Fiscal Year 2010

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired Upon Exercise	Value Realized on Exercise (2)	Number of Shares Acquired Upon Vesting	Value of Shares Acquired Upon Vesting (3)
Roger J. Medel, M.D.	7,100	$335,736	52,109	$2,946,764

Vivian Lopez-Blanco	—	$—	3,700	$209,235

Joseph M. Calabro	—	$—	32,019	$1,810,675

Karl B. Wagner	—	$—	21,626	$1,222,950

Thomas W. Hawkins	—	$—	16,664	$942,349

(1)	These columns reflect restricted stock awards previously awarded to the named executive officer that vested during 2010.
(2)	Calculated based on the sales price received by the named executive officer upon the sale of the shares of MEDNAX common stock acquired upon the exercise of such stock options less the exercise price of such options.
(3)	Calculated based on the closing price of a share of our common stock on the New York Stock Exchange on the vesting date.

Potential Payments upon Termination or Change in Control

In August 2008, the Company entered into Employment Agreements with each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins. The Employment Agreements replaced those certain employment agreements entered into by and between the Company and each named executive officer in 2004. The Company entered into an Employment Agreement with Ms. Lopez-Blanco in 2010. Each of these Employment Agreements provides for the Company to make certain payments and provide certain benefits to the executive upon termination of employment with the Company. Those provisions are summarized below.

Termination by Company for Cause. In the event that an executive’s employment with the Company is terminated by the Company for Cause, then the Company will pay the executive his or her base salary through the termination date at the rate in effect at the termination date and reimburse the executive for any reasonable business expenses incurred through the date of termination.

The term “Cause” is defined in each of the Employment Agreements for Dr. Medel and Messrs. Calabro, Wagner and Hawkins to mean the executive’s (i) engagement in (A) willful misconduct resulting in material harm to the Company, or (B) gross negligence; (ii) conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of the Company’s assets; (iii) willful and continual failure, after written notice, to (A) perform substantially his employment duties consistent with his position and authority, or (B) follow, consistent with his position, duties, and authorities, the reasonable lawful mandates of his supervisor; or (iv) breach of the requirements of his employment agreement with respect to the Company’s confidential information. For purposes of this definition, acts or omissions taken by the executive in a good faith belief that they were in the best interests of the Company or if done at the express direction of the Company’s Board of Directors will not be deemed willful or grossly negligent. In Ms. Lopez-Blanco’s Employment Agreement, the term “Cause” is defined to mean (i) any act or omission of the executive which is materially contrary to the business interests, reputation or goodwill of the Company; (ii) a material breach by the executive of her obligations under the Employment Agreement, which breach is not promptly remedied upon written notice from the Company; (iii) the executive’s refusal to perform her duties as assigned pursuant to the Employment Agreement other than a refusal which is remedied by the executive promptly after receipt of written notice thereof by the Company; or (iv) the executive’s failure or refusal to comply with a reasonable policy, standard or regulation of the Company in any material respect.

Termination by Executive due to Poor Health or due to Executive’s Death. In the event that an executive terminates his or her employment because of Poor Health or the executive’s employment terminates because of his or her death, then the Company will pay to the executive (or his or her estate) his or her base salary to the termination date, pay the executive a pro rata portion of the bonus that the executive would have received had his or her employment not terminated (as determined in accordance with the Employment Agreement) and reimburse the executive for any reasonable business expenses incurred through the date of termination. In addition, if the executive terminates his or her employment due to Poor Health, the executive will receive any disability payments otherwise payable under any plans provided by the Company.

Termination due to Disability. If the Company terminates the employment of Dr. Medel, Messrs. Calabro, Wagner or Hawkins by reason of his Disability, then the Company will continue to pay Dr. Medel and Messrs. Calabro, Wagner or Hawkins base salary for a period of 12 months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to the executive for the fiscal year if the executive had not been terminated. If the Company terminates Ms. Lopez-Blanco’s employment by reason of her Disability, the Company will pay Ms. Lopez-Blanco 50% of her base salary for a period of six months after the termination date and the actual performance bonus, on a pro rata basis, that would have been payable to Ms. Lopez-Blanco for the fiscal year if she had not been terminated.

Termination by Company without Cause or by Executive for Good Reason or Due to Change in Control. If the Company terminates the employment of Dr. Medel, Messrs. Calabro, Wagner or Hawkins without Cause (which requires not less than 90 days’ notice), or Dr. Medel, Messrs. Calabro, Wagner or Hawkins terminates his employment for any reason within one year after a Change in Control, the Company terminates his employment within 24 months following a Change in Control, or Dr. Medel, Messrs. Calabro, Wagner or Hawkins terminates his employment for Good Reason, then the Company will (a) pay that executive’s base salary through the termination date plus any reimbursement owed to the that executive for any reasonable business expenses incurred through the date of termination, (b) (except in the case of Dr. Medel), continue to pay the executive’s base salary for a period of 24 months after the termination date, (c) (except in the case of Dr. Medel) on the first and second anniversaries of the termination date, pay the executive an amount equal to the greater of his “average annual performance bonus” or his bonus for the year immediately preceding his termination, and (d) pay the executive a pro rata portion of the bonus he would have received for the year in which his employment terminates. For this purpose, “average annual performance bonus” means the executive’s base salary multiplied by a percentage equal to the average of the percentages that the performance bonuses paid to the executive for the three full calendar years prior to the termination bear to the executive’s base salary for the calendar year for which the performance bonus relates. If the termination is due to a Change in Control, then the performance bonuses referred to in (c) above would be paid to the executive in a lump sum within 90 days of the termination date. If Ms. Lopez-Blanco terminates her employment for Good Reason (other than a Change in

Control Good Reason, as defined below), then the Company will (a) pay Ms. Lopez-Blanco base salary through the termination date plus any reimbursement owed to her for any reasonable business expenses incurred through the date of termination, (b) continue to pay Ms. Lopez-Blanco’s base salary for a period of six months (12 months if termination is in connection with a Change in Control) after the termination date, and (c) pay Ms. Lopez-Blanco a pro rata portion of the performance bonus she would have received for the year in which her employment terminates, subject to reduction in order to avoid such payments being deemed “excess parachute payments,” as that term is defined in Section 280G of the Code. If Ms. Lopez-Blanco terminates her employment for a Change in Control Good Reason, then the Company will pay Ms. Lopez-Blanco the performance bonus she would have received for the year in which her employment terminates if she had worked for the entire fiscal year and met all goals and objectives of such year. If the Company terminates Ms. Lopez-Blanco’s employment without Cause, then the Company will (a) pay Ms. Lopez-Blanco’s base salary through the termination date plus any reimbursement owed to her for any reasonable business expenses incurred through the date of termination, (b) continue to pay Ms. Lopez-Blanco’s base salary for a period of 12 months after the termination date, (c) pay Ms. Lopez-Blanco a pro rata portion of the performance bonus she would have received for the year in which her employment terminates, and (d) within 30 days of the first anniversary of the termination date, pay Ms. Lopez-Blanco an amount equal to her “average annual performance bonus.” For this purpose, “average annual performance bonus” means (i) the average of the performance bonuses paid to Ms. Lopez-Blanco in her current position for the three full calendar years prior to the termination date or (ii) in the event that a three year average cannot be determined, Ms. Lopez-Blanco’s bonus in her current position for the year immediately preceding her termination. For purposes of this definition, “Good Reason” will not be deemed to exist unless the executive provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition and the Company fails to remedy the condition within 30 days after its receipt of such notice. Dr. Medel’s Employment Agreement does not provide for cash payments beyond the termination date in the circumstances described above. Instead, Dr. Medel’s Deferred Grants vest or continue to vest under those circumstances provided that, in certain instances, the Performance Vesting Threshold has been met. For a more detailed discussion, see the section entitled “Restricted Stock” in the Compensation Discussion and Analysis and “Vesting of Equity Awards” below.

The Employment Agreement for each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins defines “Good Reason” to mean (i) a material diminution in the executive’s base salary or performance bonus eligibility; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including, in the case of the Chief Executive Officer, a requirement that Dr. Medel report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company; (iv) a material diminution in the budget over which the executive retains authority; (v) a material change in the geographic location at which the executive must perform the services under his Employment Agreement; or (vi) any other action or inaction that constitutes a material breach by the Company under his Employment Agreement. The Employment Agreement for Ms. Lopez-Blanco defines “Good Reason” to mean (i) a decrease in Ms. Lopez-Blanco’s base salary; (ii) a decrease in the performance bonus potential utilized by the Company in determining a performance bonus for Ms. Lopez-Blanco; (iii) within a one year period after a Change in Control, Ms. Lopez-Blanco is either (a) assigned any position, duties, responsibilities or compensation that are significantly diminished when compared with her position, duties, responsibilities or compensation prior to such Change in Control, or (b) forced to relocate to another location more than 25 miles from the Company’s location prior to the Change in Control (each of (iii)(a) and (b) a “Change in Control Good Reason”); (iv) the assignment to Ms. Lopez-Blanco of any officer position inconsistent with her present position other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice; (v) the requirement by the Company that Ms. Lopez-Blanco be based in any office or location outside of the metropolitan area where the Company’s present corporate offices are located, except for travel reasonably required in the performance of Ms. Lopez-Blanco’s duties; (vi) a material diminution in Ms. Lopez-Blanco’s authority, duties or responsibilities; or (vii) any other action or inaction that constitutes a material breach by the Company under Ms. Lopez-Blanco’s Employment Agreement.

The term “Change in Control” is defined in each executive’s Employment Agreement to mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than 50% of the Company’s common stock in a single transaction or a series of transactions (hereinafter referred to as a “50% Change in Control”); (ii) a merger or other form of corporate reorganization resulting in an actual or de facto 50% Change in Control; or (iii) the failure of Applicable Directors to constitute a majority of the Company’s Board of Directors during any two (2) consecutive year period after the date of each of the executive’s Employment Agreement (the “Two-Year Period”). “Applicable Directors” means those individuals who are members of the Company’s Board of Directors at the inception of the Two-Year Period and any new Director whose election to the Board of Directors or nomination for election to the Board of Directors was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence.

Termination by Executive. An executive may terminate his or her employment, other than for Good Reason or due to a Change in Control, upon 90 days’ notice to the Company. In such event, the Company will continue to pay the executive his or her base salary through the termination date, and in the case of Dr. Medel and Messrs. Calabro, Wagner and Hawkins, if in connection with such termination the executive gives sufficient notice and executes a general release of the Company, then the Company will pay the executive a pro rata portion of the bonus that the executive would have received had his employment not terminated (as determined in accordance with his Employment Agreement). In addition, the Company will reimburse each executive for any reasonable business expenses incurred through the date of termination. If the Company specifies a termination date that is less than 90 days, as applicable after the Company’s receipt of written notice of such termination from the executive, then the Company will continue to pay to the executive his or her base salary for a period ending on such 90th day.

Employment Transition and Severance Agreement. If the Company so requests within five business days following a termination of the employment of Dr. Medel, Messrs. Calabro, Wagner or Hawkins, by reason of the executive’s Disability, termination by the Company without Cause, termination by the executive due to Poor Health, or termination by the executive for Good Reason, then the executive will continue to be employed by the Company on a part-time basis for a period (the “transition period”) to be determined by the Company of up to 90 days, unless extended by mutual agreement. During this transition period, the executive is required to perform such services as may reasonably be required for the transition to others of matters previously within the executive’s responsibilities. Unless otherwise mutually agreed, the executive will not be required to serve more than five days per month during the transition period. For services during the transition period, the executive will be compensated at a daily rate equal to his base salary immediately prior to the termination of his employment divided by 365.

Continuation of Group Health Coverage. The Employment Agreement for each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins, also provides for the continuation in any self-insured, group health plan sponsored by the Company as if the executive were still an employee of the Company during any severance period or transition period. For this purpose, “severance period” means the period after the termination date during which the executive continues to receive base salary payments following the termination of employment as described above. In addition, upon termination of the executive’s employment for any reason (in the case of Dr. Medel or, in the case of the other executives for any reason other than Cause) and only if the executive and his eligible dependants first irrevocably decline any continuation coverage provided pursuant to the applicable provisions in the Employee Retirement Income Security Act of 1974, the executive and his eligible dependents will be entitled to elect to continue in any self-insured, group health plan sponsored by the Company as if the executive were still an employee of the Company (the “Enhanced Coverage”), during a period of five years following the later of the termination date, the end of the severance period or the end of the transition period. In its sole discretion, the Company may provide health care insurance to the executive and his eligible dependants through one or several insurance carriers selected by the Company in lieu of the Enhanced Coverage (the “Alternate Enhanced Coverage”), provided the coverage is substantially comparable. The executive will pay the full cost of the Enhanced Coverage or the cost of the Alternate Enhanced Coverage, up to the cost of the plan for such period of coverage for similarly situated employees and covered beneficiaries.

Payments in the Event of a Change in Control. The Employment Agreement for each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins requires the Company to increase or “gross-up” any amounts payable to an executive that are contingent upon a Change in Control by an amount that will reimburse the executive, on an after-tax basis, for any excise tax imposed under Section 4999 of the Code, on any amounts that are deemed to be “excess parachute payments,” and for any interest or penalties incurred by an executive with respect to any such excise tax.

Vesting of Equity Awards. The Employment Agreement for each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins provides that all unvested stock options, stock appreciation rights, restricted stock and other stock based awards granted to an executive by the Company (other than Dr. Medel’s Deferred Grants) will continue to vest until fully vested following the termination of an executive’s employment due to Disability, termination without Cause, Good Reason, Poor Health or Death. In addition, in the event of a Change in Control, for each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins, such awards will automatically vest and, in the case of stock options and stock appreciation rights, become immediately exercisable. In the event Ms. Lopez-Blanco’s termination date as a result of a Change in Control occurs within the 12 month period of a Change in Control, any unvested stock options, any unvested stock appreciation rights and other unvested incentive compensation awards held by Ms. Lopez-Blanco on the termination date will automatically vest and, in the case of stock options, become immediately exercisable. In the case of Dr. Medel’s Deferred Grants, however, they will continue to vest in accordance with their terms if Dr. Medel’s employment is terminated by him for Good Reason. If Dr. Medel incurs a Disability or if his employment is terminated due to Death, then the Deferred Grants will vest immediately. In addition, if Dr. Medel’s employment is terminated by the Company without Cause they will continue to vest in accordance with their terms, provided, that if such termination occurs after the Performance Vesting Threshold has been met, then the Deferred Grants will vest on the date of such termination. The Deferred Grants will also continue to vest in accordance with their terms if Dr. Medel’s employment is terminated due to a Change in Control, provided, that if he terminates his employment within one year after such Change in Control, then the Deferred Grants will vest on such termination.

Payments of Unused Leave Time. In accordance with the Company’s paid time off policies, an executive officer will be paid any earned but unused paid time off upon termination. This payment will occur in all termination events. In addition to the leave time that the executive accrues in any year, such executive may carry forward fifteen days of leave time from the prior year; therefore, the maximum payout upon termination for each executive would be the value of such executive’s contracted annual leave time plus fifteen carry-over days.

Restrictive Covenants. Pursuant to his or her Employment Agreement, each executive officer is subject to certain restrictive covenants that survive termination of employment. If the executive fails to comply with any of those restrictive covenants, he or she will not be entitled to receive any further payments or benefits as a result of the termination of his or her employment (other than his or her base salary through the date of termination and reimbursement of any reasonable business expenses incurred through the date of termination.) In addition, the Company then will have the right to terminate without advance notice any future payments and benefits of every kind that otherwise would be due to the executive on account of his or her termination of employment.

The following tables illustrate the payments and benefits that each of Dr. Medel and Messrs. Calabro, Wagner and Hawkins and Ms. Lopez-Blanco would have received under his or her Employment Agreement if his or her employment with the Company had terminated for any of the reasons described above on December 31, 2010. The amounts presented in the tables, reflect compensation (including equity ownership) at such year end, are estimates only and do not necessarily reflect the actual value of the payments and other benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates.

		TRIGGERING EVENT
Executive	Compensation Components	Change in Control	By Executive without Good Reason	By Company for Cause		By Company without Cause	By Executive for Good Reason	By the Company by Reason of Executive’s Disability	By Executive Due to Poor Health or Due to Executive’s Death
Roger J. Medel, M.D	Cash Severance (1)	$1,140,000	$1,140,000	$—	(4)	$1,140,000	$1,140,000	$2,090,000	$1,140,000
	Long-term Incentives (5)	17,573,517	—	—		10,844,517	10,844,517	17,573,517	17,573,517
	Section 280G Gross-up (3)	—	—	—		—	—	—	—
	Other Compensation (6)	198,000	198,000	198,000		198,000	198,000	198,000	198,000
	Total Benefit to Employee	$18,911,517	$1,338,000	$198,000		$12,182,517	$12,182,517	$19,861,517	$18,911,517

Vivian Lopez-Blanco	Cash Severance (1)	$480,000	$—	$—	(4)	$671,250	$330,000	$330,000	$180,000
	Long-term Incentives (7)	1,407,487	—	—		—	—	—	—
	Total Benefit to Employee	$1,887,487	$—	$—		$671,250	$330,000	$330,000	$180,000

Joseph M. Calabro	Cash Severance (1)	$3,912,335	$480,000	$—	(4)	$4,080,000	$4,080,000	$1,080,000	$480,000
	Long-term Incentives (2)	6,483,682	—	—		6,483,682	6,483,682	6,483,682	6,483,682
	Section 280G Gross-up (3)	—	—	—		—	—	—	—
	Total Benefit to Employee	$10,396,017	$480,000	$—		$10,563,682	$10,563,682	$7,563,682	$6,963,682

Karl B. Wagner	Cash Severance (1)	$3,400,000	$400,000	$—	(4)	$3,400,000	$3,400,000	$900,000	$400,000
	Long-term Incentives (2)	4,303,370	—	—		4,303,370	4,303,370	4,303,370	4,303,370
	Section 280G Gross-up (3)	—	—	—		—	—	—	—
	Total Benefit to Employee	$7,703,370	$400,000	$—		$7,703,370	$7,703,370	$5,203,370	$4,703,370

Thomas W. Hawkins	Cash Severance (1)	$2,886,253	$340,000	$—	(4)	$2,890,000	$2,890,000	$765,000	$340,000
	Long-term Incentives (2)	3,230,400	—	—		3,230,400	3,230,400	3,230,400	3,230,400
	Section 280G Gross-up (3)	—	—	—		—	—	—	—
	Total Benefit to Employee	$6,116,653	$340,000	$—		$6,120,400	$6,120,400	$3,995,400	$3,570,400

(1)	Cash severance includes: (i) in the case of a termination by the executive without Good Reason, base salary through the date of termination, the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year, as set forth in the Summary Compensation Table (except in the case of Ms. Lopez-Blanco), if executive had not been terminated so long as executive gives sufficient notice and executes a general release of Company and a reimbursement for any reasonable business expenses incurred through the date of termination, (ii) in the case of termination by the Company without Cause or by the executive for Good Reason or due to Change in Control (except in the case of Ms. Lopez-Blanco), (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) (except in the case of Dr. Medel) continuation of base salary for 24 months after the termination date, (c) (except in the case of Dr. Medel) on the first and second anniversaries of the termination date, the greater of the executive’s “average annual performance bonus” (as defined in the executive’s Employment Agreement) or his prior year’s bonus (this amount is paid as a lump sum within 90 days of the termination date if the termination is in connection with a Change in Control) and (d) the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated, (iii)(a) in the case of termination of Ms. Lopez-Blanco by the Company without Cause or by Ms. Lopez-Blanco for Good Reason (other than a Change in Control Good Reason, as defined above): (1)continuation of base salary through the termination date, plus any reimbursement owed to Ms. Lopez-Blanco for any reasonable business expenses incurred through the date of termination, (2) continuation of base salary for 12 months after the termination date (six months if terminated for Good Reason other than in connection with a Change in Control), (3) the actual performance bonus, on a pro rata basis, that would have been payable to Ms. Lopez-Blanco for the fiscal year if Ms. Lopez-Blanco had not been terminated (in the case of termination by Ms. Lopez-Blanco for Good Reason, subject to reduction in order to avoid such payments being deemed “excess parachute payments,” as that term is defined in Section 280G of the Code), and (4) in the case of termination of Ms. Lopez-Blanco by the Company without Cause within 30 days of the first anniversary of the termination date, Ms. Lopez-Blanco’s “average annual performance bonus” (as defined in her Employment Agreement) and (b) in the case of termination by Ms. Lopez-Blanco for a Change in Control Good Reason, the performance bonus Ms. Lopez-Blanco would have received for the year in which her employment terminates if she had worked for the entire fiscal year and met all goals and objectives of such year; (iv) in the case of termination by the Company on account of the executive’s Disability, continuation of base salary for a period of 12 months after the termination date (50% of base salary for a period of six months in the case of Ms. Lopez-Blanco) and the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated, and (v) in the case of termination by the executive due to executive’s Poor Health or Death, the executive’s base salary through the termination date, the actual performance bonus, on a pro rata basis, that would have been payable to executive for the fiscal year if executive had not been terminated and a reimbursement for any reasonable business expenses incurred through the date of termination.

(2)	This amount reflects the intrinsic value (i.e. the amount by which the closing price of a share of the Company’s common stock on the New York Stock Exchange on December 31, 2010 ($67.29) exceeded the exercise price) of each of the executive’s unvested stock options and the value of each of the executive’s unvested restricted stock as of December 31, 2010, that would become vested if a specified termination event had occurred on December 31, 2010. In the case of a Change in Control, this accelerated vesting will occur whether or not the executive’s employment is terminated.
(3)	If both a Change in Control occurred and the executive’s employment terminated on December 31, 2010, and the executive received the estimated payments shown in the Change in Control column of this table on that date, those payments would not have resulted in any excess parachute payment under Section 280G of the Code and thus no gross-up payments would have been required with respect to those payments. Whether or not a payment will constitute an “excess parachute payment,” however, depends not only upon the value of the payments that are contingent upon a Change in Control but also upon the average of an executive’s W-2 compensation for the five years immediately prior to the year in which the Change in Control occurs. Thus, facts and circumstances at the time of any Change in Control and termination thereafter, as well as changes in the executive’s compensation history preceding the Change in Control, could materially impact whether and to what extent any excise tax would be imposed and therefore the amount of any gross-up payment.
(4)	If the executive is terminated for Cause then the Company will continue to pay the executive his or her base salary through the termination date plus reimbursement for any reasonable business expenses incurred through the date of termination.
(5)	This amount reflects the intrinsic value (i.e. the amount by which the closing price of a share of the Company’s common stock on the New York Stock Exchange on December 31, 2010 ($67.29) exceeded the exercise price) of Dr. Medel’s unvested stock options and the value of Dr. Medel’s unvested restricted and deferred stock as of December 31, 2010, that would become vested if a specified termination event had occurred on December 31, 2010. This amount includes the 100,000 shares of Deferred Stock under the Deferred Grants in connection with the execution of Dr. Medel’s Employment Agreement dated August 20, 2008. The Deferred Grants were subject to performance-based vesting requirements that would have caused their forfeiture unless the Company’s net patient service revenue for any four consecutive quarters that elapse during the period commencing on October 1, 2008 and ending on the fifth anniversary of the date of grant equaled or exceeded $1,050,000,000 (the “Performance Vesting Threshold”). In November 2009, the Compensation Committee certified that the Performance Vesting Threshold had been met. The satisfaction of certain objectives continues to apply to 25,000 shares of the Deferred Stock. The Deferred Grants will continue to vest in accordance with their terms if Dr. Medel’s employment is terminated by him for Good Reason. If Dr. Medel incurs a Disability or if his employment is terminated due to Death, then the Deferred Grants will vest immediately. In addition, because the Performance Vesting Threshold has been met, if Dr. Medel’s employment is terminated by the Company without Cause, then the Deferred Grants will vest on the date of such termination. The Deferred Grants will also continue to vest in accordance with their terms if Dr. Medel’s employment is terminated due to a Change in Control, provided, that if he terminates his employment within one year after such Change in Control, then the Deferred Grants will vest on such termination. Deferred Stock has been included for each triggering event that causes vesting.
(6)	If Dr. Medel’s employment is terminated for any reason, the Company will reimburse Dr. Medel for mutually agreed upon lease space and reasonable wages to an administrative assistant for two years from his date of termination. This amount represents the approximate cost of lease space and reasonable wages to an administrative assistant for two years.
(7)	This amount reflects the intrinsic value (i.e. the amount by which the closing price of a share of the Company’s common stock on the New York Stock Exchange on December 31, 2010 ($67.29) exceeded the exercise price) of Ms. Lopez-Blanco’s unvested stock options and the value of Ms. Lopez-Blanco’s unvested restricted stock, as of December 31, 2010, that would become vested in the event that Ms. Lopez-Blanco’s termination date as a result of a Change in Control occurs within the 12 month period of a Change in Control.

DIRECTOR COMPENSATION

In 2010, each non-employee Director received the following: (i) an annual retainer fee of $60,000, payable quarterly, (ii) an annual fee of $7,500 for attendance at meetings, payable quarterly, (iii) an additional retainer fee of $50,000, payable quarterly, for the Chairman of the Board of Directors, (iv) an additional retainer fee of $20,000, payable quarterly, for the chair of the Audit Committee, and (v) an additional retainer fee of $10,000 per committee, payable quarterly, for the chair of any committee of the Board of Directors other than the Audit Committee. In addition, it is MEDNAX’s policy to award annually (on the date of each annual shareholders’ meeting) to each non-employee Director, stock options vesting in equal annual installments over a three-year period commencing on the anniversary of the date of grant to purchase a number of shares of our common stock, which stock options shall have a fair value, as determined in accordance with the Black-Scholes-Merton formula, of $97,500 on the most recent practicable date prior to such annual meeting and be at an exercise price equal to the closing price of a share of our common stock on the New York Stock Exchange on the date of the annual meeting; provided, however, if at the time of the award a non-employee Director has served on the Board of Directors for a period of less than one year, the number of shares subject to the award shall be prorated to reflect the actual amount of time such Director has served in such position.

It is MEDNAX’s policy to award each non-employee Director upon his or her initial appointment to the Board of Directors stock options to purchase a number of shares of our common stock, which stock options shall have a fair value, as determined in accordance with the Black-Scholes-Merton formula of $200,000 on the date of grant with a three-year vesting period. We grant stock options to purchase our common stock to our Directors because we believe that it helps foster a long-term perspective and aligns our Directors’ interests with that of our shareholders. MEDNAX also reimburses all of its Directors for out-of-pocket expenses incurred in connection with the rendering of services as a Director.

The following table includes all non-employee Directors who served in 2010. Dr. Medel does not earn additional income for his service as a Director. See “Executive Compensation” for information regarding Dr. Medel’s compensation as Chief Executive Officer of MEDNAX.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	All Other Compensation	Total Compensation
Cesar L. Alvarez	$117,500	$94,408	$—	$211,908
Waldemar A. Carlo, M.D.	$67,500	$94,408	$—	$161,908
Michael B. Fernandez	$77,500	$94,408	$—	$171,908
Roger K. Freeman, M.D.	$77,500	$94,408	$—	$171,908
Paul G. Gabos	$87,500	$94,408	$—	$181,908
Dany Garcia	$67,500	$94,408	$—	$161,908
Pascal J. Goldschmidt, M.D.	$77,500	$94,408	$—	$171,908
Manuel Kadre	$67,500	$94,408	$—	$161,908
Donna E. Shalala, Ph.D.	$44,135	$193,668	$—	$237,803
Enrique J. Sosa, Ph.D.	$67,500	$94,408	$—	$161,908

(1)	This column reports the amount of cash compensation earned in 2010 for Board and committee service. The amount listed for Ms. Shalala reflects amounts earned since her initial appointment in May 2010.
(2)	The amounts in this column reflect the fair value of the stock option awards on their grant date, calculated in accordance with the accounting guidance for stock-based compensation, but excluding the impact of estimated forfeitures. All stock options awarded to Directors in 2010 had a grant-date fair value of $19.03, based on assumptions of 4.5 years expected life, 35% expected volatility and a risk-free interest rate of 2.1%. The amount listed for Ms. Shalala reflects shares awarded upon her initial appointment in May 2010. The following Directors had outstanding stock option awards at the 2010 fiscal year end for the following number of shares of our common stock: Mr. Alvarez (89,755), Dr. Carlo (53,755), Mr. Fernandez (27,977), Dr. Freeman (29,755), Mr. Gabos (29,755), Ms. Garcia (22,728), Dr. Goldschmidt (44,421), Mr. Kadre (35,008), Ms. Shalala (10,177) and Mr. Sosa (57,755).

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires MEDNAX’s Directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our common stock. Our Directors, executive officers and greater than 10% shareholders are also required by rules promulgated by the Securities and Exchange Commission to furnish MEDNAX with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to MEDNAX, the absence of a Form 3, 4 or 5, or representations from certain reporting persons that no Forms 5 were required, MEDNAX believes that all Section 16(a) filing requirements applicable to its Directors, officers and greater than 10% beneficial owners were complied with during the fiscal year ended December  31, 2010.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of common stock of MEDNAX as of March 8, 2011, for the following:

•	Each person known to us to be a beneficial owner of more than 5% of our outstanding shares of common stock;

•	Each of our Directors;

•

Our Chief Executive Officer and the other executive officers of MEDNAX who were named in the Summary Compensation Table and serving as executive officers at the end of the last completed fiscal year; and

•	All of our Directors and executive officers as a group.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned (2)
	Shares	Percent
BlackRock, Inc. (3)	2,462,181	5.1%
Roger J. Medel, M.D. (4)	886,786	1.8%
Cesar L. Alvarez (5)	91,739	*
Waldemar A. Carlo, M.D. (6).	45,739	*
Michael B. Fernandez (7)	31,121	*
Roger K. Freeman, M.D. (8)	22,539	*
Paul G. Gabos (9)	21,739	*
Dany Garcia (10)	13,498	*
Pascal J. Goldschmidt, M.D. (11).	36,405	*
Manuel Kadre (12)	26,992	*
Donna E. Shalala, Ph.D. (13)	3,918	*
Enrique J. Sosa, Ph.D. (14)	49,739	*
Joseph M. Calabro (15)	230,704	*
Thomas W. Hawkins (16)	147,654	*
Vivian Lopez-Blanco (17)	26,062	*
Karl B. Wagner (18)	198,084	*
All Directors and executive officers as a group (17 persons) (19)	1,945,029	4.1%

*	Less than one percent
(1)	The address of each of the beneficial owners identified is c/o MEDNAX, Inc., 1301 Concord Terrace, Sunrise, Florida 33323. Each holder is a beneficial owner of common stock of MEDNAX.
(2)

Based on 48,024,694 shares of common stock issued and outstanding as of March 8, 2011. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange

Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of March 8, 2011, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(3)	Based on a Schedule 13G filed with the SEC on January 21, 2011. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.
(4)	Includes (i) 164,608 shares of common stock directly owned; (ii) 480 shares of common stock owned by Dr. Medel’s children, as to which Dr. Medel disclaims beneficial ownership; (iii) 567,881 shares of common stock subject to options exercisable within 60 days of March 8, 2011; and (iv) 153,817 shares of unvested restricted stock which Dr. Medel presently has the power to vote. Excludes 100,000 shares of Deferred Stock awarded on August 20, 2008, and vesting on August 20, 2013, of which 25,000 shares are subject to the satisfaction of certain objectives.
(5)	Includes (i) 10,000 shares of common stock directly owned; and (ii) 81,739 shares of common stock subject to options exercisable within 60 days of March 8, 2011.
(6)	All 45,739 shares of common stock are subject to options exercisable within 60 days of March 8, 2011.
(7)	Includes (i) 14,091 shares of common stock beneficially owned through a self-directed IRA; and (ii) 17,030 shares of common stock subject to options exercisable within 60 days of March 8, 2011.
(8)	Includes (i) 800 shares of common stock directly owned; and (ii) 21,739 shares of common stock subject to options exercisable within 60 days of March 8, 2011.
(9)	All 21,739 shares of common stock are subject to options exercisable within 60 days of March 8, 2011.
(10)	All 13,498 shares of common stock are subject to options exercisable within 60 days of March 8, 2011.
(11)	All 36,405 shares of common stock are subject to options exercisable within 60 days of March 8, 2011.
(12)	All 26,992 shares of common stock are subject to options exercisable within 60 days of March 8, 2011.
(13)	Includes (i) 525 shares of common stock are directly owned; and (ii) 3,393 shares of common stock subject to options exercisable within 60 days of March 8, 2011.
(14)	All 49,739 shares of common stock are subject to options exercisable within 60 days of March 8, 2011.
(15)	Includes (i) 20,002 shares of common stock directly owned; (ii) four shares of common stock directly owned by his wife which were acquired through the Company’s employee stock purchase plans and as to which Mr. Calabro disclaims beneficial ownership; (iii) 118,750 shares of common stock subject to options exercisable within 60 days of March 8, 2011; and (iv) 91,948 shares of unvested restricted stock which Mr. Calabro presently has the power to vote.
(16)	Includes (i) 20,600 shares of common stock directly owned; (ii) 81,250 shares of common stock subject to options exercisable within 60 days of March 8, 2011; and (iii) 45,804 shares of unvested restricted stock which Mr. Hawkins presently has the power to vote.
(17)	Includes (i) 1,850 shares of common stock directly owned; (ii) 6,667 shares of common stock subject to options exercisable within 60 days of March 8, 2011; (ii) 1,684 shares of common stock directly owned that were acquired through the Company’s Employee Stock Purchase Plan and (iii) 15,861 shares of unvested restricted stock which Ms. Lopez-Blanco presently has the power to vote.
(18)	Includes (i) 49,244 shares of common stock directly owned; (ii) 2,234 shares of common stock beneficially owned by RMMR Properties L.P., a Delaware limited partnership controlled by Mr. Wagner (“RMMR”); (iii) 696 shares accumulated through the Company’s 401(k) thrift and profit sharing plans; (iv) 84,895 shares of common stock subject to options exercisable within 60 days of March 8, 2011; and (v) 61,015 shares of unvested restricted stock which Mr. Wagner presently has the power to vote.
(19)	Includes (i) 1,250,557 shares of common stock subject to options exercisable within 60 days of March 8, 2011; and (ii) 407,654 shares of unvested restricted stock which certain executive officers presently have the power to vote.

INDEPENDENT AUDITORS

Independent Auditors

MEDNAX’s independent auditor for the year ended December 31, 2010, was the firm of PricewaterhouseCoopers LLP (“PwC”). Subject to shareholder ratification, the Audit Committee has reappointed PwC as the independent registered certified public accounting firm to perform audit services for MEDNAX in 2011. MEDNAX expects that representatives of PwC will attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The aggregate fees billed by PwC for the indicated services rendered during fiscal year 2010 were as follows:

Audit Fees

PwC has billed MEDNAX $965,000 in the aggregate, for professional services for the audit of the Company’s consolidated financial statements and internal control over financial reporting for the year ended December 31, 2010, reviews of MEDNAX’s interim consolidated financial statements which are included in each of MEDNAX’s Quarterly Reports on Form 10-Q for the year ended December 31, 2010 and the statutory audit of MEDNAX’s wholly owned captive insurance subsidiary. During 2009, audit fees totaled $1,149,000 and included professional services for the audit of MEDNAX’s consolidated financial statements and internal controls over financial reporting for the year ended December 31, 2009, reviews of MEDNAX’s interim consolidated financial statements which are included in each of MEDNAX’s Quarterly Reports on Form 10-Q for the year ended December 31, 2009, statutory audits of MEDNAX’s wholly owned captive insurance subsidiary and the review of certain SEC filings.

Audit Related Fees

During 2010, PwC billed MEDNAX $40,000 for the audit of MEDNAX’s benefit plans. During 2009, PwC billed MEDNAX $67,000 for the audit of MEDNAX’s benefit plans.

Tax Fees

During 2010 and 2009, PwC did not bill MEDNAX for any tax consultation services.

All Other Fees

There were no other fees billed by PwC for 2010 or 2009.

Pre-Approval Policies and Procedures

The Audit Committee is required to review and approve the proposed retention of independent auditors to perform any proposed auditing and non-auditing services as outlined in its charter. The Audit Committee has not established policies and procedures separate from its charter concerning the pre-approval of auditing and non-auditing related services. As required by Section 10A of the Exchange Act, our Audit Committee has authorized all auditing and non-auditing services provided by PwC during 2010 and the fees paid for such services.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected and appointed the firm of PricewaterhouseCoopers LLP to act as our independent registered certified public accounting firm for the 2011 fiscal year. PricewaterhouseCoopers LLP was our independent auditor for the fiscal year ended December 31, 2010. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year absent contrary instructions.

MEDNAX’s Board of Directors Recommends a Vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), MEDNAX is providing its shareholders the opportunity to cast a non-binding advisory vote “FOR” or “AGAINST” the compensation paid to named executive officers in 2010 as disclosed and described in the section of this Proxy Statement entitled “Executive Compensation”, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables.

As described in detail in our Compensation Discussion and Analysis, the compensation tables and related narrative discussion, the compensation of executive officers is designed to have strong links to performance achievements, both in terms of operational and financial results as well as in optimizing shareholder value. We evaluate the relationship between compensation cost, shareholder value and company performance on a regular basis. At-risk elements such as performance-based cash incentives and stock-based compensation comprise a significant portion of our overall executive remuneration. For incentive plans, we establish performance goals so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting of stock-based compensation is designed to encourage ownership that results in business decisions that build long-term shareholder value and thus stock price appreciation, and retention of our named executive officers. We believe that the compensation paid to our named executive officers for 2010 appropriately considers our demonstrated ability to increase revenue, net income and profitability over the short- and long-term as a result of the continued leadership of these named executive officers.

Shareholders are urged to read the section of this Proxy Statement entitled “Executive Compensation”, which discusses our executive compensation programs in detail, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2010 Annual Report that accompanies this Proxy Statement.

Accordingly, MEDNAX requests your approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

MEDNAX’s Board of Directors Recommends a Vote “FOR” the approval of the compensation paid to its named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission and described in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

Although the vote is non-binding and advisory, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.

PROPOSAL 4: ADVISORY VOTE AS TO THE FREQUENCY WITH WHICH FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION SHOULD BE HELD

Section 14A of the Exchange Act also requires MEDNAX, at least once every six years, to provide its shareholders with the opportunity to cast a non-binding advisory vote as to the frequency with which future non-binding advisory votes on executive compensation should be held. Shareholders may indicate their preference to hold the future advisory votes on executive compensation every year, every two years, every three years, or may abstain from voting. While this shareholder vote regarding frequency is an advisory vote that is not binding on the Company or the Board of Directors, MEDNAX values the opinions of its shareholders and will consider the outcome of the vote when making its determination regarding how frequently future advisory votes will be held.

The Company and the Board of Directors believe that it is appropriate and in the best interest of the Company for the Company’s shareholders to cast an advisory vote on executive compensation every three years, for the following reasons:

•

As described in the section of this Proxy Statement entitled “Executive Compensation”, the Company’s compensation programs are straightforward and remain relatively consistent from year to year in terms of structure and philosophy. Moreover, a significant portion of our executive’s compensation is in the form of equity that vests over time and thus is long term compensation. As such, the Company believes that an annual shareholder vote on executive compensation runs the risk of becoming a referendum in hindsight with respect to the amount of executive compensation paid in a particular year and is not likely to provide the Company or the Board with meaningful guidance with respect to the Company’s executive compensation programs and policies. The Company believes that determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year period rather than any single year, given that a single year can be impacted by various factors (including, without limitation, difficulty in forecasting conditions in the overall economy and the particular markets in which the Company operates, the impact of acquisitions, unanticipated changes in law and regulation and many other factors affecting the Company’s operations and results), especially in times of highly volatile economic conditions such as the Company has experienced over the last two fiscal years.

•

Along the same lines, in the event that the Company were to receive an advisory vote disapproving of the Company’s compensation program for its named executive officers, the Company and the Board would want to understand its shareholders’ views that led to such vote. The Company believes that it would take a considerable period of time, and likely more than the interval between one year’s annual meeting and the date by which compensation would next need to be established for the Company to understand and consider these concerns and any potential alternatives, to actually institute any warranted changes to the Company’s compensation programs, and for the Company and its shareholders to assess whether such changes were effective. The Company does not believe that it would be in the best interest of shareholders for the Company or the Board to respond to a negative advisory vote on executive compensation in a reactive or “knee-jerk” fashion.

•

Perhaps most importantly, the Company believes that it has open lines of communication with its major shareholders and that it generally has an “open door” philosophy in responding to any shareholder who expresses a concern regarding any of the Company’s policies and practices, including those related to executive compensation. As a practical matter, the Company believes that its shareholders and potential investors will continue to have ample opportunity to engage in meaningful dialogue regarding executive compensation matters during the period of time between advisory votes and that they will not be prejudiced or in any way disenfranchised by the three-year term.

In light of the above, the Company believes that its resources in preparing for, seeking and responding to an advisory vote on executive compensation will be most effectively utilized every three years as opposed to a shorter time period, without sacrificing the ability of its shareholders to be heard.

Accordingly, MEDNAX’s shareholders are being asked to vote on the following resolution:

“RESOLVED, that the Company’s shareholders advise the Company to include a non-binding, advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, every:

•	year;

•	two years; or

•	three years.”

MEDNAX’s Board of Directors recommends that shareholders vote to hold the advisory vote on executive compensation every three years.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares they represent in accordance with the recommendation of MEDNAX’s Board of Directors.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (without exhibits or documents incorporated by reference therein), are available without charge to shareholders upon written request to our Vice President, Investor Relations, at 1301 Concord Terrace, Sunrise, Florida 33323, by calling (954) 384-0175 or via the Internet at www.mednax.com.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

As more specifically provided in our Articles of Incorporation, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise properly brought before the meeting by or at the direction of our Board of Directors or by a shareholder entitled to vote who has delivered proper notice to us, together with the information required by our Articles of Incorporation, not less than 120 days nor more than 180 days prior to the first anniversary of the preceding year’s notice of annual meeting. Accordingly, any shareholder proposal to be considered at the 2011 Annual Meeting of Shareholders must be properly submitted to us on or before November 26, 2011, but not earlier than September 27, 2011, or such proposal will be considered untimely. A copy of the provision of MEDNAX’s Articles of Incorporation relating to shareholder nominations is available upon request from MEDNAX’s Secretary at 1301 Concord Terrace, Sunrise, Florida 33323. These requirements are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in our Proxy Statement for the 2011 Annual Meeting of Shareholders.

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2011 Annual Shareholders Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act and MEDNAX’s Articles of Incorporation. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Secretary, at the address noted above, not later than November 26, 2011. No shareholder proposal was properly received for inclusion in this Proxy Statement.

1301 Concord Terrace

Sunrise, Florida 33323-2825

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 4, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 4, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

		CONTROL # g	000000000000
	NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

		SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors Nominees
01 06 11

Cesar L. Alvarez      02    Waldemar A. Carlo, M.D.      03    Michael B. Fernandez      04    Roger K. Freeman, M.D.      05    Paul G. Gabos

Dany Garcia             07    P.J. Goldschmidt, M.D.          08    Manuel Kadre                  09    Roger J. Medel, M.D.           10    Donna E. Shalala Ph.D.

Enrique J. Sosa Ph.D.

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2011.							☐	☐	☐
3	Proposal to approve, by non-binding advisory vote, the compensation of our named executive officers.							☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:							1 year	2 years	3 years	Abstain
4	Proposal to recommend, by non-binding advisory vote, the frequency with which future advisory votes on executive compensation should be held.						☐	☐	☐	☐
NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.
For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting			☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
SHARES
CUSIP #
				JOB #				SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

MEDNAX, INC.
Annual Meeting of Shareholders
May 5, 2011 10:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Roger J. Medel, M.D., Thomas W. Hawkins and Vivian Lopez-Blanco, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MEDNAX, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., EDT, on Thursday, May 5, 2011, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side